As filed with the Securities and Exchange Commission on April 4, 2008

Registration No. 333-149333

333-149333-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	6712	25-1435979
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

YARDVILLE CAPITAL TRUST II

(Exact name of registrant as specified in its charter)

Delaware	6719	03-6082425
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Richard J. Johnson

Chief Financial Officer

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(412) 762-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Christi L. Davis, Esq.

435 Sixth Avenue

Pittsburgh, PA 15219

412-288-3131

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 4, 2008

PROSPECTUS

YARDVILLE CAPITAL TRUST II

Offer to Exchange

Series B 9.50% Capital Securities due June 22, 2030

which have been registered under the Securities Act of 1933

for all outstanding Series A 9.50% Capital Securities due June 22, 2030

Fully, irrevocably and unconditionally guaranteed,

on a subordinated basis, as described in this Prospectus by

THE PNC FINANCIAL SERVICES GROUP, INC.

Yardville Capital Trust II, a Delaware statutory trust, is offering to exchange up to $15,000,000 aggregate liquidation amount of its Series B 9.50% capital securities due June 22, 2030 for its outstanding Series A 9.50% capital securities due June 22, 2030. We refer to the Series B capital securities in this prospectus as the exchange capital securities, and we refer to the Series A capital securities as the original capital securities. Unless otherwise indicated, our discussion of the capital securities in this prospectus refers to both the original and exchange capital securities.

As part of this exchange offer, The PNC Financial Services Group, Inc. is also offering to exchange its guarantee of Yardville Capital Trust II’s obligations under the original capital securities for a similar guarantee of Yardville Capital Trust II’s obligation under the exchange capital securities. We refer to the guarantee of The PNC Financial Services Group, Inc. under the original capital securities in this prospectus as the original guarantee; and we refer to the guarantee of the exchange capital securities in this prospectus as the exchange guarantee. Unless otherwise indicated, our discussion of the guarantee in this prospectus applies to both the original and exchange guarantee. Also as part of this exchange offer, The PNC Financial Services Group, Inc. is offering to exchange up to $15,000,000 of its 9.50% Series B junior subordinated deferrable interest debentures due June 22, 2030 for its 9.50% Series A junior subordinated deferrable interest debentures due June 22, 2030. We refer to the Series B debentures in this prospectus as the exchange debentures, and we refer to the Series A debentures as the original debentures. Unless otherwise indicated, our discussion of the debentures in this prospectus refers to both the original and exchange debentures. We refer to the exchange capital securities, the exchange debentures and the exchange guarantee collectively as the exchange securities and the original capital securities, the original debentures and the original guarantee collectively as the original securities.

The terms of the exchange capital securities, exchange debentures and exchange guarantee are the same as the terms of the original capital securities, original debentures and original guarantee except that:

•	The exchange capital securities, exchange debentures and exchange guarantee are registered under the Securities Act and do not have the same restrictions or transfer as the original securities;

•	The exchange capital securities will not provide for any increase in the distribution rate; and

•	The exchange debentures will not provide for any increase in the interest rate.

This prospectus and a transmittal letter describing the procedures for exchanging original capital securities for exchange capital securities are first being mailed to holders of the original securities on                     , 2008. The offer expires at 5:00 p.m., New York City time, on                     , 2008, unless otherwise extended.

There is no public trading market for the exchange securities. We do not intend to list the exchange securities.

We are not making this exchange offer in any state or jurisdiction where it is not permitted.

Please refer to “ Risk Factors” beginning on page 8 of this prospectus for a discussion of risks you should consider in connection with the exchange offer.

The exchange securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the exchange securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2008.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. This prospectus incorporates important business and financial information about us that is not included in this prospectus. You may obtain a copy of this information, without charge, upon written or oral request, as described in the “Incorporation of Certain Documents by Reference” section.

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

In this prospectus, “we,” “us,” “our,” “PNC,” and the “Corporation” refer to The PNC Financial Services Group, Inc., and where the context requires, to The PNC Financial Services Group, Inc. and its consolidated subsidiaries. We use the term “Trust” to refer to Yardville Capital Trust II. “You” refers to the capital securities holders.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including, the matters set forth under “Risk Factors” and the financial data and related notes included in this prospectus and incorporated by reference in this prospectus, before making an investment decision.

About The PNC Financial Services Group, Inc.

The PNC Financial Services Group, Inc. is a Pennsylvania corporation, a bank holding company and a financial holding company under U.S. federal law. PNC is one of the largest diversified financial services companies in the United States based on assets, with businesses engaged in retail banking, corporate and institutional banking, asset management and global fund processing services. PNC provides many of its products and services nationally and others in PNC’s primary geographic markets located in Pennsylvania, New Jersey, Washington, DC, Maryland, Virginia, Ohio, Kentucky and Delaware. PNC also provides certain global fund processing services internationally. PNC stock (NYSE: PNC) is listed on the New York Stock Exchange. As of December 31, 2007, PNC had total consolidated assets of approximately $138.9 billion, total consolidated deposits of approximately $82.7 billion and total consolidated shareholders’ equity of approximately $14.9 billion. The principal executive offices of PNC are located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, and its telephone number is (412) 762-2000.

On October 26, 2007, Yardville National Bancorp, which we refer to as Yardville, merged with and into The PNC Financial Services Group, Inc. As a result, we assumed all the obligations of Yardville and are the issuer of the 9.50% Series A junior subordinated deferrable interest debentures and the guarantor under the capital securities guarantee.

About Yardville Capital Trust II

Yardville Capital Trust II is a statutory trust formed under Delaware law pursuant to a declaration of trust and the filing of a certificate of trust with the Delaware Secretary of State on June 1, 2000. The Trust’s affairs are conducted by the issuer trustees: the property trustee, the Delaware trustee, and the three individual administrative trustees who are employees or officers of or affiliated with the Corporation. The Trust exists for the purposes of:

•	issuing and selling the capital securities and the common securities which represent undivided beneficial interests in the assets of the Trust,

•	investing the gross proceeds from the sale of the capital securities and common securities to acquire the debentures, and

•	engaging in only those other activities necessary, advisable or incidental to the above.

Accordingly, the debentures are the sole assets of the Trust, and payments under the debentures are the sole revenue of the Trust. All of the common securities are owned directly by the Corporation. The common securities together with the capital securities are referred to as the “trust securities.”

Summary of Exchange Offer

Background	On June 23, 2000, the Trust sold, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, the Securities Act, the original securities. In the private placement, the original capital securities were initially offered to and purchased by Amboy National Bank (“Amboy”). Currently, Amboy is the only holder of these securities who will tender the original capital securities in exchange for the exchange capital securities.

Simultaneously with the private placement, the Trust entered into a registration rights agreement with Yardville and Amboy. Under the registration rights agreement, Yardville and the Trust agreed to deliver this prospectus to holders of the original capital securities and to make an exchange offer in the event of a change of control (as defined in the registration right agreement). On October 26, 2007, Yardville merged with and into PNC and all obligations of Yardville were assumed by us. This merger constituted a change of control under the registration rights agreement. This exchange offer is intended to satisfy the exchange and registration rights granted in the registration rights agreement. Except in the limited circumstances described below, after the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original securities.

Securities Offered	•	Up to $15,000,000 aggregate liquidation amount of Series B 9.50% capital securities of the Trust due June 22, 2030 are being offered for the original capital securities.

•	Up to $15,000,000 of 9.50% Series B junior subordinated deferrable interest debentures of PNC due June 22, 2030 are being offered for the original debentures.

•	A guarantee of the Trust’s obligations under the exchange capital securities is being offered for the original guarantee.

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The terms of the exchange securities and the original securities are identical in all material respects, except for certain transfer restrictions, distribution rate, interest rate and registration rights relating to the original securities.

Expiration Date; Withdrawal of Tender	Our exchange offer will expire 5:00 p.m., New York City time, on , 2008, or a later time if we choose to extend the exchange offer. You may withdraw your tender of original securities at any time prior to the expiration date. All outstanding original securities that are validly tendered and not validly withdrawn will be exchanged.

Summary of Exchange Offer

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by the SEC staff, or any order of any governmental agency or court of law. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Original Securities	You may tender your outstanding original securities by sending a properly completed and duly signed letter of transmittal, which accompanies this prospectus, and any other documents required by the letter of transmittal, to us at the address on the cover page of the letter of transmittal.

United States Federal Income Tax Considerations	We believe that the exchange offer should not result in any income, gain or loss to the holders of original securities for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange securities in the exchange offer. The net proceeds from the issuance and sale of the original securities were approximately $14,700,000. The proceeds were used for general corporate purposes. See “Use of Proceeds.”

Resales of Exchange Securities	Based on interpretive letters of the SEC staff to third parties, we believe that you can offer for resale, resell and otherwise transfer the exchange securities without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire the exchange securities in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange securities; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange securities without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

Summary of Exchange Capital Securities

Securities Offered	$15,000,000 aggregate liquidation amount of 9.50% Series B capital securities (liquidation amount $1,000 per capital security).

Distribution Dates	December 1 and June 1 of each year, commencing June 1, 2008.

Extension Periods	So long as no Debenture Event of Default (as defined herein) has occurred and is continuing, distributions on exchange capital securities may be deferred for the duration of any Extension Period elected by PNC with respect to the payment of interest on the exchange debentures. No Extension Period will exceed ten consecutive semi-annual periods or extend beyond the stated maturity date. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Date” and “Certain Federal Income Tax Considerations—Interest Income and Original Issue Discount.”

Ranking	The exchange capital securities will rank pari passu, and payments thereon will be made pro rata, with the common securities except as described under “Description of Capital Securities—Subordination of Common Securities.” The exchange debentures will rank pari passu with all other junior subordinated debentures which have been and will be issued by PNC (“Other Debentures”), and which have been and may be issued and sold to other trusts previously established or to be established by PNC (if any), in each case similar to the Trust (“Other Trusts”), and will be unsecured and subordinate and rank junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the indenture. See “Description of Junior Subordinated Debentures.” The exchange guarantee will constitute an unsecured obligation of PNC and will be subordinate and rank junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the guarantee agreement. See “Description of the Guarantee.”

Redemption	The exchange capital securities are subject to mandatory redemption, (i) in whole but not in part, on the stated maturity date upon repayment of the exchange debentures, (ii) in whole but not in part, at any time before the Initial Optional Prepayment Date contemporaneously with the optional prepayment of the exchange debentures by PNC upon the occurrence and continuation of a Special Event and (iii) in whole or in part, on or after the Initial Optional Prepayment Date contemporaneously with the optional prepayment by PNC of the exchange debentures, in each case at the applicable Redemption Price. See “Description of Capital Securities—Redemption.”

Distribution of Junior Subordinated Deferrable Interest Debentures	We have the right at anytime to dissolve the Trust and cause the exchange debentures to be distributed to the holders of exchange capital securities and common securities in liquidation of the Trust.

Guarantee	We will guarantee, on a subordinated basis fully, irrevocably and unconditionally:

•	Payment of distributions on the exchange capital securities;

•	Payments on liquidation of the trust; and

•	Payments on maturity or earlier redemption of the exchange capital securities.

SELECTED CONSOLIDATED FINANCIAL DATA

Set forth below are highlights from PNC’s consolidated financial data as of and for the years ended December 31, 2003 through 2007. You should read this information in conjunction with PNC’s consolidated financial statements and related notes included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this document and from which this information is derived. See “Incorporation of Certain Documents by Reference” on page 13.

PNC—Summary of Consolidated Financial Data

	Year Ended December 31,
	2007	2006(a),(b)	2005	2004	2003
Earnings (in millions)
Net interest income	$2,915	$2,245	$2,154	$1,969	$1,996
Provision for credit losses	315	124	21	52	177
Noninterest income	3,790	6,327	4,173	3,572	3,263
Noninterest expense	4,296	4,443	4,306	3,712	3,467

Income before minority interest and income taxes	2,094	4,005	2,000	1,777	1,615
Minority interest in income of BlackRock	—	47	71	42	47
Income taxes	627	1,363	604	538	539

Income before cumulative effect of accounting change	1,467	2,595	1,325	1,197	1,029
Cumulative effect of accounting change, net of tax	—	—	—	—	(28)

Net income	$1,467	$2,595	$1,325	$1,197	$1,001

Per common share data
Basic earnings (loss)
Before cumulative effect of accounting change	$4.43	$8.89	$4.63	$4.25	$3.68
Cumulative effect of accounting change	—	—	—	—	(.10)

Net income	$4.43	$8.89	$4.63	$4.25	$3.58

See notes (a) and (b) on page 7.

	Year Ended December 31,
	2007	2006(a),(b)	2005	2004	2003
Diluted earnings (loss)
Before cumulative effect of accounting change	$4.35	$8.73	$4.55	$4.21	$3.65
Cumulative effect of accounting change	—	—	—	—	(.10)

Net income	$4.35	$8.73	$4.55	$4.21	$3.55

Cash dividends declared	$2.44	$2.15	$2.00	$2.00	$1.94
Period end balances (in millions)
Total assets	$138,920	$101,820	$91,954	$79,723	$68,168
Total deposits	82,696	66,301	60,275	53,269	45,241
Total borrowed funds	30,931	15,028	16,897	11,964	11,453
Total shareholders’ equity	14,854	10,788	8,563	7,473	6,645

(a)	Noninterest income for 2006 included the pretax impact of the following: gain on the BlackRock/Merrill Lynch Investment Managers (“MLIM”) transaction of $2.1 billion; securities portfolio rebalancing loss of $196 million; and mortgage loan portfolio repositioning loss of $48 million. Noninterest expense for 2006 included the pretax impact of BlackRock/MLIM transaction integration costs of $91 million. An additional $10 million of integration costs, recognized in the fourth quarter of 2006, were included in noninterest income as a negative component of the asset management line. The after-tax impact of these items was as follows: BlackRock/MLIM transaction gain—$1.3 billion; securities portfolio rebalancing loss—$127 million; mortgage loan portfolio repositioning loss—$31 million; and BlackRock/MLIM transaction integration costs—$47 million.

The aggregate after-tax impact of these items increased net income for the year ended December 31, 2006 by $1.1 billion. On a per share basis, the aggregate after-tax impact of these items increased net income by $3.72 per basic common share or $3.67 per diluted common share.

(b)	Due to the significant one-time adjustments for PNC during 2006, the results for that year may not be typical.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors in connection with the exchange offer.

Risks Relating to Our Business

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus, including the matters under the caption “Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in the Annual Report on Form 10-K filed by PNC for the year ended December 31, 2007 as updated by subsequently filed Forms 10-Q, you should carefully consider the following factors related to the exchange securities.

Risks Related to the Exchange Securities

If no trading market develops for the exchange securities, you may not be able to resell your exchange securities at their fair market value or at all.

Currently, there is no public trading market for the exchange securities. If no active trading market develops, you may not be able to resell your exchange securities at their fair market value or at all. Future trading prices of the exchange securities will depend on many factors including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. No assurance can be given as to the liquidity of or trading market for the exchange securities. We do not intend to apply for listing the exchange securities on any securities exchange.

PNC’s obligations under the exchange debentures and the exchange capital securities guarantee are subordinated.

PNC’s obligations under the exchange debentures are unsecured and will rank junior in priority of payment to any “Senior Indebtedness,” as such term is defined in the indenture. This means that PNC cannot make any payments of principal, including redemption payments, or interest on the exchange debentures if it defaults on a payment on its Senior Indebtedness. In addition, if the maturity of the exchange debentures is accelerated, then holders of Senior Indebtedness will be entitled to be paid in full before PNC makes any payment on the exchange debentures. In the event of the bankruptcy, liquidation or dissolution of PNC, its assets would be available to pay obligations under the exchange debentures only after all payments had been made on its Senior Indebtedness. As of December 31, 2007, PNC’s Senior Indebtedness, on an unconsolidated basis, totaled approximately $6.2 billion, and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the exchange debentures totaled approximately $110.2 billion.

PNC’s obligations under the exchange capital securities guarantee are unsecured and will rank subordinate and junior to all of PNC’s Senior Indebtedness in the same manner as the exchange debentures.

Lack of Covenants

Neither the exchange debentures nor the exchange capital securities guarantee limit the ability of PNC and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the exchange debentures and the exchange capital securities guarantee. In addition, there are limited restrictive covenants applicable to PNC in the indenture and the declaration. Accordingly, PNC and its subsidiaries may incur debt that is senior to the exchange debentures.

The ability of the Trust to pay amounts due on the exchange capital securities is dependent upon PNC making payments on the exchange debentures.

The ability of the Trust to pay distributions and the redemption price and liquidation amount of the exchange capital securities is solely dependent upon PNC making the related payments on the exchange debentures when due. If PNC defaults on its obligation to pay principal (including redemption payments) or interest on the debentures, the Trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each exchange capital security. In those circumstances, you will not be able to rely upon the exchange capital securities guarantee for payment of these amounts because the exchange capital securities guarantee covers payments only when the Trust has sufficient funds on hand but fails to make such payment.

Instead, you may:

•	seek legal redress against PNC directly or seek other remedies to collect your pro rata share of payments owed; or

•	rely on the property trustee to enforce the Trust’s rights under the exchange debentures.

PNC’s ability to defer distributions has tax consequences for you and may affect the trading price of the exchange capital securities.

So long as no event of default under the exchange debentures has occurred and is continuing, PNC may, on one or more occasions, defer interest payments to the Trust on the exchange debentures as described in this prospectus. If PNC defers interest payments on the exchange debentures, the Trust will defer distributions on the exchange capital securities to you during any deferral period.

If PNC defers interest payments on the exchange debentures, you will be required to accrue interest income, as original issue discount in respect of the deferred stated interest allocable to your share of the exchange capital securities for U.S. federal income tax purposes which will be allocated but not distributed to you. As a result, you will include such income in gross income for U.S. federal income tax purposes prior to the receipt of any cash distributions. In addition, you will not receive cash from the Trust related to such income if you dispose of your exchange capital securities prior to the record date on which distributions of such amounts are made.

If PNC exercises its right to defer interest payments in the future, the exchange capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the exchange debentures. If you sell the exchange capital securities during a deferral period, you may not receive the same return on investment as someone else who continues to hold the exchange capital securities. In addition, the existence of PNC’s right to defer payments of interest on the exchange debentures may mean that the market price for the exchange capital securities may be more volatile than other securities that do not have this right.

Your return on the exchange capital securities may be lower than the return on other investments if the exchange capital securities are redeemed, and you may be required to reinvest the redemption proceeds at a lower interest rate.

Subject to receiving prior approval of the Board of Governors of the Federal Reserve System applicable to bank holding companies, or any successor federal bank regulatory agency having primary jurisdiction over us (collectively referred to as the “Federal Reserve”), PNC may, at any time, redeem the exchange debentures prior to their maturity. The Trust will use the cash it receives on any such redemption of the exchange debentures to redeem an equivalent liquidation amount of the exchange capital securities and the common securities on a pro rata basis, unless an event of default under the declaration has occurred and is continuing, in which case the exchange capital securities will be redeemed before any common securities. If the Trust redeems your exchange capital securities, there is a risk that the redemption amount paid to you may be less than the return you could earn on other investments for the same holding period. If redeemed, your investment in the exchange capital securities may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Moreover, you should assume that PNC will exercise its redemption option when prevailing interest rates at the time are lower than the interest rate on the exchange debentures, so that the redemption proceeds generally will not be able to be reinvested in a comparable security at as high a rate.

Distribution of exchange debentures may have a possible adverse effect on trading price.

PNC has the right to dissolve the Trust at any time. If we dissolve the Trust, the Trust will be liquidated by distribution of the exchange debentures to holders of the exchange capital securities and the common securities. Under current U.S. federal income tax laws, we do not believe that a distribution of debentures to you upon the dissolution of the Trust would not be a taxable event to you.

PNC cannot predict the market prices for the exchange debentures that may be distributed. Accordingly, the exchange debentures that you receive on a distribution, or the exchange capital securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the exchange capital securities. Because you may receive debentures, you should make an investment decision with regard to the exchange debentures in addition to the exchange capital securities. You should carefully review all the information regarding the exchange debentures contained in this prospectus.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “ project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our 2007 Form 10-K, including in the Risk Factors and Risk Management sections of these reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those discussed elsewhere in this prospectus or in our other filings with the SEC.

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Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

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A continuation of recent turbulence in significant portions of the global financial markets could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting the economy generally.

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Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through most of 2008 and that economic conditions, although showing slower growth than in recent years, will avoid a recession.

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Our operating results are affected by our liability to provide shares of BlackRock common stock to help fund certain BlackRock long-term incentive plan (“LTIP”) programs, as our LTIP liability is adjusted quarterly (“marked-to-market”) based on changes in BlackRock’s common stock price and the number of remaining committed shares, and we recognize gain or loss on such shares at such times as shares are transferred for payouts under the LTIP programs.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

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Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity, and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, education lending, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

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Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives, and capital management techniques.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

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The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

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Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. Blackrock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com. None of BlackRock’s SEC filings and none of the information displayed on BlackRock’s website is incorporated by reference in this prospectus (other than those BlackRock filings that are expressly incorporated by reference into any of our filings which are incorporated herein under “Incorporation of Certain Documents by Reference”).

We grow our business from time to time by acquiring other financial services companies, including our acquisition of Sterling Financial Corporation for which articles of merger were filed, effective at 11:59 pm on April 4, 2008. Acquisitions in general present us with risks other than those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs arising as a result of those issues.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows PNC to incorporate by reference information in this document. This means that PNC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like PNC, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by PNC with the SEC are also available at PNC’s internet website. The address of the site is www.pnc.com. We have included the web addresses of the SEC and PNC as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

This document incorporates by reference the documents listed below that PNC previously filed with the SEC. They contain important information about the company and its financial condition.

Filing	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2007

Current Reports on Form 8-K	Date of Filing: January 22, 2008, February 4, 2008 (two filings), February 13, 2008, February 19, 2008, February 20, 2008 and March 10, 2008

In addition, PNC also incorporates by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the termination of the exchange offer pursuant to this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

As used in this prospectus, the term “prospectus” means this prospectus, including the documents incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated in this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in any such documents) and a copy of any or all other contracts or documents which are referred to in this prospectus. You may request a copy of these filings at the address and telephone number set forth below.

Documents incorporated by reference are available from PNC without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Attention: Shareholder Services

Telephone: (800) 982-7652

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

In connection with the sale of the original capital securities, Yardville National Bancorp, which we refer to as Yardville, and the Trust entered into a registration rights agreement with Amboy National Bank, which we refer to as Amboy or the initial purchaser. The registration rights agreement was entered into for the benefit of the holders of the original capital securities. Amboy remains the only holder of the original securities. Pursuant to the registration rights agreement, Yardville and the Trust agreed:

•

to use their best efforts to file with the SEC within 120 calendar days after either (a) the written request of the holders of a majority of the capital securities or (b) a Change of Control (as defined in the registration rights agreement) of Yardville (each referred to as a registration date), a registration statement relating to an exchange offer for (1) the exchange capital securities, which will have terms identical to the original capital securities (except that the exchange capital securities will not contain terms with respect to transfer restrictions under the Securities Act of 1933, which we refer to as the Securities Act, and will not provide for any increase in the distribution rate thereon under the circumstances described below), (2) the exchange guarantee, which will have terms identical to the original guarantee and (3) the exchange debentures, which will have terms-identical to the original debentures (except that the exchange debentures will not contain terms with respect to transfer restrictions under the Securities Act and will not provide for any increase in the interest rate thereon under the circumstances described below), and

•	to use their best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 60 calendar days following the registration date.

Promptly after the exchange offer registration statement has been declared effective, we will offer the exchange debentures in exchange for surrender of the original debentures, and The Bank of New York, as property trustee, will be required to so exchange all the original debentures held thereby, and the Trust will offer the exchange capital securities to the initial purchaser in exchange for the surrender of original capital securities and we will offer the exchange guarantee in exchange for surrender of the original guarantee. For each original security validly tendered to the Trust or to us, as the case may be, pursuant to the exchange offer and not validly withdrawn by the holder thereof the holder of such original capital security, original guarantee or original debenture will receive an exchange capital security having a liquidation amount equal to the liquidation amount of the tendered original capital security, an exchange guarantee or an exchange debenture having a principal amount equal to the principal amount of the tendered original debentures, as applicable. Distributions on each exchange capital security and interest on each exchange debenture will accrue from the last date on which a distribution or interest was paid on the original capital security or original debentures tendered in exchange therefor or, if no distribution or interest has been paid on such original capital security or original debentures, from the date of original issuance.

Terms of the Exchange Offer

We and the Trust hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $15,000,000 aggregate liquidation amount of exchange capital securities for a like aggregate liquidation amount of original capital securities properly tendered on or before the expiration date and not properly withdrawn in accordance with the procedures described below. The Trust will issue, as soon as practicable after the expiration date, an aggregate liquidation amount of up to $15,000,000 of exchange capital securities in exchange for a like aggregate liquidation amount of outstanding original capital securities tendered and accepted in connection with the exchange offer.

As of the date of this prospectus, $15,000,000 aggregate liquidation amount of the original capital securities are outstanding.

Holders of original capital securities do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original capital securities which are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding and be entitled to the benefits of the declaration of trust, but will not be entitled to any further registration rights under the registration rights agreement.

Holders who tender original capital securities in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original capital securities in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “Procedures for Tendering Original Capital Securities—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time, on                     , 2008, unless we or the Trust extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

We and the Trust expressly reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time, to:

•	delay the acceptance of the original capital securities for exchange;

•

terminate the exchange offer, whether or not any original capital securities have been accepted for exchange, if we determine that any of the events or conditions referred to under “Procedures for Tendering Original Capital Securities—Conditions to the Exchange Offer” have occurred or exist;

•

extend the expiration date of the exchange offer and retain all original capital securities tendered in the exchange offer, subject, however, to the right of holders of original capital securities to withdraw their tendered original capital securities as described under “Procedures for Tendering Original Capital Securities—Withdrawal Rights;” and

•	waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner that we or the Trust determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original capital securities, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice to Amboy and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we and the Trust may choose to make any public announcement and subject to applicable law, neither we nor the Trust shall have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Capital Securities

Upon the terms and subject to the conditions of the exchange offer, promptly after the expiration date, the Trust will exchange, and will issue to the initial purchaser, exchange capital securities for original capital securities validly tendered and not withdrawn.

In all cases, delivery of exchange capital securities in exchange for original capital securities tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by use of:

•	original capital securities;

•	the letter of transmittal, or a facsimile, properly completed and duly executed, with any required signature guarantees, and

•	any other documents required by the letter of transmittal.

Subject to the terms and conditions of the exchange offer, we and the Trust will be deemed to have accepted for exchange, and thereby exchanged, original capital securities validly tendered and not withdrawn as, if and when the Trust gives oral or written notice to us of the acceptance by us and the Trust of such original capital securities for exchange in the exchange offer. We will accept tenders of the original capital securities, letters of transmittal and related documents from the tendering holder. Such exchange will be made promptly after the expiration date. If, for any reason, acceptance for exchange or the exchange of any original capital securities tendered pursuant to the exchange offer is delayed, whether before or after the Trust’s acceptance for exchange of original capital securities, or we and the Trust extend the exchange offer or are unable to accept for exchange or exchange original capital securities tendered in the exchange offer, then, without prejudice to our rights and the Trust’s rights set forth herein, we may, nevertheless, on our behalf and on behalf of the Trust, and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original capital securities. Such original capital securities may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “Procedures for Tendering Original Capital Securities—Withdrawal Rights.”

Pursuant to the letter of transmittal, a holder of original capital securities will warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer original capital securities, that the Trust will acquire good, marketable and unencumbered title to the tendered original capital securities, free and clear of all liens, restrictions, charges and encumbrances, and the original capital securities tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents we or the Trust deem necessary or desirable to complete the exchange, sale, assignment and transfer of the original capital securities tendered pursuant to the exchange offer.

PROCEDURES FOR TENDERING ORIGINAL CAPITAL SECURITIES

Valid Tender

Except as set forth below, in order to validly tender original capital securities in the exchange offer, you must properly complete and duly execute a letter of transmittal, or facsimile of such letter, with any required signature guarantees, and any other required documents, and such letter must be received by us. In addition, you must tender original capital securities to us and we must receive the securities.

The method of delivery of certificates, the letter of transmittal and all other required documents are at your risk, and we will deem delivery as made only when actually received by us. If delivery is by mail, we recommend registered mail, return-receipt requested, properly insured, or an overnight delivery service. In all cases, you should allow sufficient time to ensure a timely delivery. Holders must not send a letter of transmittal or original capital securities to the Trust.

If the letter of transmittal or any original capital securities are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

Determination of Validity

We and the Trust will determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered original capital securities, in our sole discretion, and our determination will be final and binding on all parties. We and the Trust reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders determined by us not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of our counsel, be unlawful. We and the Trust also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any condition or irregularity in any tender of original capital securities of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

The Trust’s and our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding. We will not deem any tender of original capital securities to have been validly made until all irregularities with respect to such tender have been cured or waived by us. None of PNC, the Trust, any affiliates or assigns of PNC or the Trust or any other person will be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

If any letter of transmittal, endorsement, stock power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless we and the Trust waive such requirement, you must submit proper evidence satisfactory to us and the Trust, in our sole discretion, of such person’s authority to so act.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of original capital securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of original capital securities in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by us at our address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person having deposited the original capital securities to be withdrawn; and

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original capital securities were tendered or be accompanied by documents of transfer sufficient to have the property trustee with respect to the original capital securities register the transfer of the original capital securities into the name of the person withdrawing the tender; and

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any original capital securities so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange capital securities will be issued with respect thereto unless the original capital securities so withdrawn are validly retendered. Any original capital securities which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original capital securities may be retendered by following one of the procedures described above under “—Valid Tender” at any time prior to the expiration date.

Distributions on Exchange Capital Securities

Distributions on the exchange capital securities are payable semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2008, at the annual rate of 9.50% of the liquidation amount to the holders of the exchange capital securities on the relevant record dates. Distributions on the exchange capital securities will accumulate from December 1, 2007 and no distributions from December 1, 2007 will be paid on the original capital securities tendered for exchange. However, if the exchange offer is consummated after May 15, 2008, distributions will be paid on the original capital securities accumulated from December 1, 2007 to but excluding June 1, 2008 and distributions will be paid on the exchange capital securities from June 1, 2008.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, PNC and the Trust will not be required to accept for exchange, or to exchange, any original capital securities for any exchange capital securities, and, as described below, may terminate the exchange offer, whether or not any original capital securities have previously been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exist:

•

there shall occur a change in the current interpretation by the staff of the SEC that permits the exchange capital securities issued in the exchange offer to be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers and any holder which is an affiliate of PNC or the Trust, without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, however, that such exchange capital securities are acquired in the ordinary course of the holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange capital securities;

•

any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of PNC or the Trust, would reasonably be expected to impair its ability to proceed with the exchange offer;

•

any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in PNC’s or the Trust’s judgment, would reasonably be expected to impair the ability of the Trust or PNC to proceed with the exchange offer;

•

a banking moratorium shall have been declared by applicable authorities which, in PNC’s or the Trust’s judgment, would reasonably be expected to impair the ability of the Trust or PNC to proceed with the exchange offer;

•

trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in PNC’s or the Trust’s judgment, would reasonably be expected to impair the ability of the Trust or PNC to proceed with the exchange offer;

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to the knowledge of PNC or the Trust, threatened for that purpose, or any governmental approval which either PNC or the Trust shall, in its sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby has not been obtained; or

•

any change in Federal Reserve guidelines for the eligibility of capital securities to qualify as Tier 1 regulatory capital (or its then equivalent) for purposes of capital adequacy guidelines of the Federal Reserve as then in effect and applicable to PNC.

If PNC or the Trust determines in their sole and absolute discretion that any of the foregoing events or conditions has occurred or exists, they may, subject to applicable law, terminate the exchange offer or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, PNC and the Trust will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original capital securities and will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange and Delivery

In the private placement, the original capital securities were initially offered to and purchased by Amboy. Currently, Amboy is the only holder of these securities who will tender the original capital securities to us in exchange for the exchange capital securities. Delivery to us at any address other than the address set forth below will not constitute a valid delivery:

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Attention: Shareholder Services

Facsimile: 412-762-7829

For information, telephone: (800) 982-7652.

For additional copies of this prospectus or the letter of transmittal, please contact us at the address above.

Fees and Expenses

Holders who tender their original capital securities for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, exchange capital securities are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original capital securities tendered, or if a transfer tax is imposed for any reason other than the exchange of original capital securities in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Neither PNC nor the Trust will make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

Resales of Exchange Securities

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we and the Trust believe that the exchange capital securities, exchange guarantee and exchange debentures issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of original capital securities who is an affiliate of the Trust or of us or who intends to participate in the exchange offer for the purpose of distributing the exchange capital securities, or any broker-dealer who purchased the original capital securities from the Trust to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•

will not be able to rely on the interpretation of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original capital securities in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original capital securities unless such sale or transfer is made pursuant to an exemption from such requirements. Neither we nor the Trust intends to seek its own no-action letter and there can be no assurance that the SEC staff would make a similar determination with respect to the exchange capital securities, exchange guarantee and exchange debentures as it has in such no-action letters to third parties.

Each holder of the original capital securities (other than certain specified holders) who wishes to exchange the original capital securities for exchange capital securities in the exchange offer will be required to represent that:

•	it is not an affiliate of the Trust or of us,

•	the exchange capital securities to be received by it were acquired in the ordinary course of its business and

•	at the time of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange capital securities.

In addition, in connection with any resales of exchange capital securities, any broker-dealer (which we refer to as a participating broker-dealer) who acquired the capital securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange capital securities (other than a resale of an unsold allotment from the sale of the original capital securities) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, the Trust is required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange capital securities for 90 days after the effective date subject to extension under certain limited circumstances described below.

A participating broker-dealer who intends to use this prospectus in connection with the resale of exchange capital securities received in exchange for original capital securities must notify PNC or the Trust, or cause PNC or the Trust to be notified, on or before the expiration date, that it is a participating broker-dealer. Such notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to us.

Any person, including any participating broker-dealer, who is an affiliate of PNC or the Trust, may not rely on the foregoing interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We or the Trust will notify participating broker-dealers if any event occurs or if we discover any fact that makes any statement contained or incorporated by reference in this prospectus untrue in any material respect, or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference, in light of the circumstances under which they were made, not misleading. We or the Trust will also notify participating broker-dealers if certain other events occur, which are specified in the registration rights agreement. Each participating broker-dealer who surrenders original capital securities in the exchange offer will be deemed to have agreed, by execution of the letter of transmittal or delivery of an agent’s message that, upon receipt of such notice, it will suspend the sale of exchange capital securities, or the exchange guarantee or the exchange debentures, as applicable, under the terms of this prospectus until we have furnished or the Trust has furnished to the participating broker-dealer copies of a prospectus it has amended or supplemented to correct such misstatement or omission, or we have given or the Trust has given notice that the sale of the exchange capital securities, or the exchange guarantee or the exchange debentures, as applicable, may be resumed. If we give or the Trust gives such notice to suspend the sale of the exchange capital securities, the exchange guarantee or the exchange debentures, we shall extend the 90-day period referred to above during which participating broker-dealers are entitled to use this prospectus in connection with the resale of exchange capital securities by a number of days equal to the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the amended or supplemented prospectus or to and including the date on which we have given or the Trust has given notice that the sale of exchange capital securities, exchange guarantee or exchange debentures may be resumed.

Shelf Registration Statement

If, because of any change in law or in the applicable interpretations of the SEC staff, we and the Trust are not permitted to effect the exchange offer, if for any reason the exchange offer registration statement is not declared effective within 60 calendar days of the registration date, or upon request of the initial purchaser upon advice of its counsel that it is not permitted to effect the exchange offer, then in lieu of effecting the registration of the exchange capital securities pursuant to the exchange offer registration statement, the three individual administrative trustees on behalf of the Trust will (x) promptly deliver to the holders, the property trustee and the Delaware trustee, written notice thereof and (y) at our and the Trust’s sole expense, (a) as promptly as practicable within the time periods specified in the registration rights agreement, file a shelf registration covering resales of the original capital securities, the original guarantee and the original debentures (which we refer to as the shelf registration statement), (b) use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (c) use their best efforts to keep effective the shelf registration statement until the earlier of the expiration of the Rule 144(k) Period as defined in the registration rights agreement or such time as all of the applicable original capital securities, the original guarantee and the original debentures have been sold thereunder or otherwise cease to be registrable securities within the meaning of the registration rights agreement. We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the original capital securities, the original guarantee and the original debentures has become effective and take certain other actions as are required to permit unrestricted resales of the original capital securities, the original guarantee and the original debentures. A holder that sells original capital securities, the original guarantee and the original debentures pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). In addition, if required by the SEC staff, each holder of original capital securities will be required to deliver information to be used in connection with the shelf registration statement in order to have their original capital securities, the original guarantee and original debentures included in the shelf registration statement and to benefit from the provisions of the second succeeding paragraph.

Additional Distributions

If we or the Trust fails to comply with the registration rights agreement, then, as liquidated damages, additional interest (the “Additional Interest”) shall become payable in respect of the original debentures, and corresponding Additional Distributions (the “Additional Distributions”) shall become payable on the capital securities as follows:

•

if (A) neither the exchange offer registration statement nor a shelf registration statement is filed with the SEC on or prior to 120 days after the registration date or (B) notwithstanding that we and the Trust have consummated or will consummate an exchange offer, we and the Trust are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the principal amount of the original debentures, and Additional Distributions shall accumulate on the liquidation amount of the original capital securities, each at a rate of 0.25% per annum; or

•

if (A) neither the exchange offer registration statement nor a shelf registration statement is declared effective by the SEC within 180 days of the registration date or (B) notwithstanding that we and the Trust have consummated or will consummate an exchange offer, we and the Trust are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 180th day after the date such shelf registration statement was required to be filed, then, commencing on the 181st day after the applicable required filing date, Additional Interest shall accrue on the principal amount of the original debentures, and Additional Distributions shall accumulate on the liquidation amount of the trust securities, each at a rate of 0.25% per annum; or

•

if (A) the Trust has not exchanged exchange capital securities for all original capital securities or we have not exchanged exchange guarantees or exchange debentures for all original guarantees or original debentures validly tendered, in accordance with the terms of the exchange offer on or prior to the 60th day after the date on which the exchange offer registration statement was declared effective or (B) if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the expiration of the Rule 144(k) Period (other than after such time as all original capital securities have been disposed of thereunder or otherwise cease to be registrable securities within the meaning of the registration rights agreement), then Additional Interest shall accrue on the principal amount of original debentures, and Additional Distributions shall accumulate on the liquidation amount of the trust securities, each at a rate of 0.25% per annum commencing on (x) the 61st day after such effective date, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective in the case of (B) above;

provided, however, that neither the Additional Interest rate on the original debentures, nor Additional Distributions rate on the liquidation amount of the trust securities, may exceed in the aggregate 0.25% per annum; provided, further, however, that (1) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (i) above), (2) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (ii) above), (3) upon the expiration of the Rule 144(k) Period or (4) upon the exchange of exchange capital securities, exchange guarantees and exchange debentures for all original capital securities, original guarantees and original debentures tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the original debentures, and Additional Distributions on the liquidation amount of the trust securities as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest and Additional Distributions due will be payable in cash on December 1, and June 1, of each year to the holders of record on the relevant record dates for the payment of interest and Distributions pursuant to the indenture and the Trust’s declaration of trust, respectively.

The registration rights agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a form of which is attached hereto. See “Exhibits.” In addition, the information set forth above concerning certain interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

USE OF PROCEEDS

We are making the exchange offer to satisfy the obligations of Yardville and the Trust under the registration rights agreement they entered into with the initial purchasers when they issued the original securities and which PNC assumed when Yardville and PNC merged. We will not receive any cash proceeds from the issuance of the exchange securities. In consideration for issuing the exchange securities, we will receive an equal principal amount of original securities. The original securities surrendered in exchange for the exchange securities will be retired and cancelled.

The proceeds from the issuance and sale of the original notes were approximately $14,700,000 after deducting initial purchasers’ commissions and other estimated offering expenses. The proceeds were used for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following unaudited table presents our consolidated ratio of earnings to fixed charges. The consolidated ratio of earnings to fixed charges was computed by dividing earnings as defined in Item 503(d) of Regulation S-K by fixed charges. Fixed charges represent interest expensed and capitalized, an estimate of the interest component of rentals, amortization of notes and debentures, and distributions on mandatorily redeemable capital securities of subsidiary trusts. The ratios are presented both excluding and including interest on deposits. Interest expense (other than on deposits) includes interest on bank notes and senior debt, federal funds purchased, repurchase agreements, Federal Home Loan Bank borrowings, other borrowed funds and subordinated debt.

	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges
Excluding interest on deposits	2.44x	5.64x	3.93x	5.86x	5.53x
Including interest on deposits	1.55	2.60	2.18	3.06	2.95

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following unaudited table presents our consolidated ratio of earnings to fixed charges and preferred stock dividends. The consolidated ratio of earnings to fixed charges and preferred stock dividends was computed by dividing earnings as defined in Item 503(d) of Regulation S-K by fixed charges and preferred stock dividends. Fixed charges represent interest expensed and capitalized, an estimate of the interest component of rentals, amortization of notes and debentures, and distributions on mandatorily redeemable capital securities of subsidiary trusts. The ratios are presented both excluding and including interest on deposits. Interest expense (other than on deposits) includes interest on bank notes and senior debt, federal funds purchased, repurchase agreements, Federal Home Loan Bank borrowings, other borrowed funds and subordinated debt.

	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges and preferred stock dividends
Excluding interest on deposits	2.44x	5.63x	3.93x	5.84x	5.52x
Including interest on deposits	1.55	2.60	2.18	3.06	2.95

CAPITALIZATION

The following table sets forth PNC’s consolidated capitalization as of December 31, 2007. This table should be read in conjunction with our consolidated financial statements and related notes and the other financial information incorporated by reference into this prospectus.

December 31, 2007
(dollars in millions)
Debt
Deposits	$82,696
Subordinated debt	4,506
Other borrowed funds	26,425

Total debt	113,627
Equity capital
Common stock	1,764
Preferred stock	— (a)
Treasury stock	(878)
Capital surplus	2,618
Retained earnings	11,497
Other	(147)

Total equity capitalization	14,854

Total capitalization	$128,481

(a)	Less than $0.5 million

DESCRIPTION OF THE EXCHANGE SECURITIES

The following description is only a summary of certain provisions of the exchange securities, and the related indenture, declaration and guarantee, copies of which are available upon request to us at the address set forth under “Incorporation of Certain Documents by Reference.” Certain defined terms used in this description but not defined below have the meanings assigned to them in the document referenced. We urge you to read the indenture, declaration, guarantee and the exchange securities, together with the registration rights agreement, because they, and not this description, define your rights as holders of the exchange securities.

YARDVILLE CAPITAL TRUST II

The Trust is a statutory trust formed under Delaware law pursuant to a declaration of trust and the filing of a certificate of trust with the Secretary of State of the State of Delaware on June 1, 2000. The Trust exists for the exclusive purposes of

•	issuing and selling the capital securities and the common securities, which represent undivided beneficial interests in the assets of the Trust,

•	investing the gross proceeds from the sale of the capital securities and common securities in the debentures and

•	engaging in only those other activities necessary, advisable or incidental thereto.

Accordingly, the debentures are the sole assets of the Trust and payments under the debentures are the sole revenues of the Trust. All of the common securities are owned directly by PNC. The common securities rank pari passu, and payments are made thereon pro rata, with the capital securities, except that upon the occurrence and during the continuance of an event of default, the rights of PNC as holder of the common securities to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated and rank junior to the rights of the holders of the capital securities. See “Description of Capital Securities—Subordination of Common Securities.” PNC owns common securities in a liquidation amount equal to at least 3% of the total capital of the Trust. The Trust has a term of 31 years, but may terminate earlier as provided in the declaration.

The Trust’s business and affairs are conducted by trustees appointed by PNC as the direct holder of the common securities. The trustees are The Bank of New York as the property trustee, BNYM (Delaware), formerly The Bank of New York (Delaware), as the Delaware trustee and three individual trustees as administrative trustees. The property trustee, the Delaware trustee and the administrative trustees are sometimes referred to in this prospectus collectively as the “issuer trustees”. The Bank of New York, as property trustee, will act as sole property trustee under the declaration. The Bank of New York will also act as capital securities guarantee trustee under the guarantee and as trustee under the indenture. See “Description of the Guarantee” and “Description of Junior Subordinated Debentures.”

The holder of the common securities or, if an event of default under the declaration has occurred and is continuing, the holders of a majority in liquidation amount of the capital securities, are entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in the holders of the common securities. The duties and obligations of each issuer trustee are governed by the declaration.

PNC will pay directly all fees, expenses, debts and obligations (other than the common securities and capital securities) related to the Trust and the offering of the capital securities, including all ongoing costs, expenses and liabilities of the Trust.

The principal executive office of the Trust is Yardville Capital Trust II, c/o The PNC Financial Services, Group, Inc., One PNC Plaza, 249 Fifth Avenue, Pittsburgh PA 15222. Attention: Chief Financial Officer.

DESCRIPTION OF THE CAPITAL SECURITIES

The terms of the exchange capital securities, exchange debentures and exchange guarantee are the same as the terms of the original capital securities, original debentures and original guarantee except that:

•	The exchange capital securities, exchange debentures and exchange guarantee are registered under the Securities Act and do not have the same restrictions or transfer as the original securities;

•	The exchange capital securities will not provide for any increase in the distribution rate; and

•	The exchange debentures will not provide for any increase in the interest rate.

Pursuant to the terms of the declaration for the Trust, the issuer trustees on behalf of the Trust will issue the exchange capital securities. The exchange capital securities will represent preferred beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference over the common securities in certain circumstances with respect to distributions and amounts payable on redemption of the capital securities and the common securities or liquidation of the Trust as well as other benefits as described in the declaration. See “Subordination of Common Securities” below. The declaration has been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act. See “Exchange Offer, Registration Rights.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Declaration and the Trust Indenture Act. Certain capitalized terms used herein are defined in the Declaration.

General

The capital securities are limited to $15,000,000 aggregate liquidation amount at any one time outstanding, including any exchange capital securities that may be issued in exchange for original capital securities in the exchange . The original capital securities and the exchange capital securities will, when issued, rank pari passu, and payments will be made thereon pro rata, with common securities except as described under “—Subordination of Common Securities” below. Legal title to the debentures is held by the property trustee in trust for the benefit of the holders of the capital securities and the common securities. Unless otherwise indicated, the following description applies to both the exchange and original capital securities. The original guarantee and the exchange guarantee when issued will be a guarantee on a subordinated basis with respect to the capital securities but will not guarantee payment of distributions or amounts payable on redemption of the capital securities or liquidation of the Trust when the Trust does not have funds on hand legally available for such payments. See “Description of the Guarantee.”

Distributions

The capital securities represent preferred beneficial interests in the assets of the Trust. Distributions on the capital securities will be cumulative, and will be payable semi-annually in arrears on December 1 and June 1 of each year, commencing June 1, 2008, at the annual rate of 9.50% of the liquidation amount to the holders of the capital securities on the relevant record dates. The record dates will be the fifteenth day of the month preceding the month in which the relevant Distribution Date (as defined herein) falls. In the event the exchange offer is consummated prior to the first record date, May 15, 2008, each exchange capital security will pay cumulative distributions from December 1, 2007 and no distributions will be paid on any original capital security tendered for an exchange capital security. However, in the event the exchange offer is consummated after May 15, 2008, distributions will be paid on the original capital securities accumulated from December 1, 2007 to, but excluding June 1, 2008 and distributions will be paid on the exchange capital securities from June 1, 2008. For a description of the circumstances under which the distribution rate may be increased from the rate set forth above, see “Exchange Offer, Registration Rights.” The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which distributions are payable on the capital securities is not a Business Day (defined below), payment of the distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on the date such payment was originally payable (each date on which distributions are payable in accordance with the foregoing, a “Distribution Date”). A “Business Day” shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in New York, New York or Hamilton, New Jersey are authorized or required by law or executive order to close.

So long as no Debenture Event of Default (as defined under “Description of Junior Subordinated Debentures—Debenture Events of Default”) shall have occurred and be continuing, PNC will have the right under the indenture to elect to defer the payment of interest on the debentures at any time and from time to time for a period not exceeding ten consecutive semi-annual periods with respect to each deferral period (each an “Extension Period”), provided that no Extension Period may end on a day other than an interest payment date on the debentures or extend beyond June 22, 2030, the stated maturity date of the debentures. Upon any such election, semi-annual distributions on the capital securities will be deferred by the Trust during such Extension Period. Distributions to which holders of the capital securities are entitled during any such Extension Period will accumulate additional distributions thereon at the rate per annum of 9.50% thereof, compounded semi-annually from the relevant Distribution Date to the extent permitted by applicable law. The term “distributions,” as used herein, shall include any such additional distributions.

During any such Extension Period, PNC may extend such Extension Period, provided that such extension does not cause such Extension Period to exceed ten consecutive semi-annual periods or to extend beyond the stated maturity date. Upon the termination of any such Extension Period and the payment of all amounts then due, and subject to the foregoing limitations, PNC may elect to begin a new Extension Period. PNC must give the property trustee, the administrative trustees and The Bank of New York as trustee notice of its election of any Extension Period or any extension thereof at least five Business Days prior to the earlier of (i) the date the distributions on the capital securities would have been payable except for the election to begin or extend such Extension Period and (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of the capital securities of the record date or the date such Distributions are payable, but in any event not less than five Business Days prior to such record date. There is no limitation on the number of times that PNC may elect to begin an Extension Period. See “Description of Junior Subordinated Debentures—Option to Extend Interest Payment Period” and “Certain Federal Income Tax Considerations—Interest Income and Original Issue Discount”

During any such Extension Period, PNC may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation’s capital stock (which includes common and preferred stock) or (ii) make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of PNC (including Other Debentures as defined under “Description of Junior Subordinated Debentures—General Description of the Junior Subordinated Debentures”) that rank pari passu with or junior in right of payment to the debentures or (iii) make any guarantee payments with respect to any guarantee by PNC of any securities of any subsidiary of PNC (including Other Guarantees as defined under “Description of the Capital Securities Guarantee—Status of the Capital Securities Guarantee; Subordination”) if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of PNC, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of PNC’s capital stock or the exchange or conversion of one class, or series of PNC’s capital stock for another class or series of PNC’s capital stock, (e) the purchase of fractional interests in shares of PNC’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of PNC’s employment contracts, benefit plans, or similar arrangement with or for the benefit of any of its directors, officers or employees or any of PNC’s dividend reinvestment plans).

Although PNC may in the future exercise its option to defer payments of interest on the debentures, PNC has no such current intention.

The revenue of the Trust available for distribution to holders of the capital securities will be limited to payments under the debentures in which the Trust will invest the proceeds from the issuance and sale of the capital securities and the common securities. See “Description of Junior Subordinated Debentures—General.” If PNC does not make interest payments on the debentures, the property trustee will not have funds available to pay distributions or other amounts payable on the capital securities. The payment of distributions (if and to the extent the Trust has funds on hand legally available for the payment of such distributions) will be guaranteed by PNC on a limited basis as set forth herein under “Description of the Guarantee.”

Redemption

Upon the repayment, in whole or in part, on the stated maturity date or prepayment prior to the stated maturity date of the debentures, the proceeds from such repayment or prepayment shall be applied by the property trustee to redeem a Like Amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice of a date of redemption (the “Redemption Date”) at the applicable Redemption Price, which shall be equal to (i) in the case of the repayment of the debentures on the stated maturity date, the Maturity Redemption Price (equal to the principal of and accrued and unpaid interest on the debentures), (ii) in the case of the optional prepayment of the debentures before the Initial Optional Prepayment Date upon the occurrence and continuation of a Special Event (as defined under “Description of Junior Subordinated Debentures—Optional Redemption Upon the Occurrence of a Special Event”), the Special Event Redemption Price (equal to the Special Event Prepayment Price in respect of the debentures) and (iii) in the case of the optional prepayment of the subordinated Debentures other than as contemplated in clause (ii) above, the Optional Redemption Price (equal to the Optional Prepayment Price in respect of the debentures). If less than all the debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such a repayment or redemption shall be allocated to the redemption pro rata of the capital securities and the common securities. See “Description of Junior Subordinated Debentures—Optional Prepayment” and “—Special Event Prepayment”

“Like Amount” means (i) with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of debentures to be paid in accordance with their terms and (ii) with respect to a distribution of debentures upon the liquidation of the Trust, debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such debentures are distributed.

PNC will have the option to prepay the debentures, (i) in whole or in part, on or after the Initial Optional Prepayment Date, at the applicable Optional Prepayment Price and (ii) in whole but not in part, at any time before the Initial Optional Prepayment Date, upon the occurrence of a Special Event, at the Special Event Prepayment Price, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. A redemption of the debentures would cause a mandatory redemption of a Like Amount of the capital sand the common securities at the Redemption Price.

Liquidation of the Trust and Distribution of Junior Subordinated Debentures

The amount payable on the capital securities in the event of any liquidation of the Trust is $1,000 per capital security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions. PNC will have the right at any time to dissolve the Trust and cause the debentures to be distributed to the holders of the trust securities in liquidation of the Trust, subject to satisfaction of liabilities to creditors of the Trust as provided by applicable law. Such right is subject to (i) PNC having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of capital securities and (ii) the prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

The Federal Reserve’s risk based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before their stated maturity could have a significant impact on a bank holding company’s overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization’s capital base (unless the equity or capital instilment were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization’s capital position to be fully adequate after the redemption).

In the event PNC, while a holder of common securities, dissolves the Trust prior to the stated maturity date of the capital securities and the dissolution of the Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk based capital guidelines or policy, the dissolution of the Trust by PNC may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve’s risk-based capital guidelines or policies could impose a requirement on PNC that it obtain the prior approval of the Federal Reserve to dissolve the Trust.

The Trust shall automatically dissolve upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of PNC or the Trust; (ii) written direction from the PNC, as the sponsor, to the property trustee to dissolve the Trust (which direction is optional and, except as described above, wholly within the discretion of PNC, as sponsor); (iii) redemption of all of the trust securities as described under “Redemption” above; (iv) repayment of the debentures or at such time as no debentures are outstanding; (v) expiration of the term of the Trust; and (vi) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

If a dissolution occurs as described in clause (i), (ii), (iv), (v) or (vi) of the preceding paragraph, the Trust shall be liquidated by the administrative trustees as expeditiously as the administrative trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the trust securities a Like Amount of the debentures, in which event such holders will be entitled to receive out of the assets of the Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the capital securities and the common securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the capital securities shall have a priority over the common securities. See “—Subordination of Common Securities” below.

After the liquidation date is fixed for any distribution of debentures to holders of the trust securities, (i) the trust securities will no longer be deemed to be outstanding, (ii) each certificate representing the trust securities will receive a certificate representing the debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon PNC will issue to such holder, and the trustee will authenticate, a certificate representing such debentures.

If PNC does not redeem the debentures prior to the stated maturity date and the Trust is not liquidated and the debentures are not distributed to holders of the capital securities, the capital securities will remain outstanding until the repayment of the debentures and the distribution of the Liquidation Distribution to the holders of the capital securities.

There can be no assurance as to the market prices for the capital securities or the debentures that may be distributed in exchange for the trust securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the capital securities that an investor may purchase, or the debentures that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the capital securities.

Redemption Procedures

If applicable, trust securities shall be redeemed at the applicable Redemption Price with the proceeds from the contemporaneous repayment or prepayment of the debentures. Any redemption of trust securities shall be made and the applicable Redemption Price shall be payable on the Redemption Date only to the extent that the Trust has funds legally available for the payment of such applicable Redemption Price. See also “Subordination of Common Securities” below.

If the Trust gives a notice of redemption in respect of the capital securities, then, by 12:00 noon, New York City time, on the Redemption Date with respect to the capital securities, the property trustee, to the extent funds are legally available, and to the extent given irrevocable instructions and authority will give irrevocable instructions and authority to the paying agent for the capital securities (the “Paying Agent”) and will irrevocably deposit with the Paying Agent funds sufficient to pay or cause the Paying Agent to pay the applicable Redemption Price to the holders thereof upon surrender of their certificates evidencing the capital securities. See “—Payment and Paying Agency” below. Distributions payable on or prior to the Redemption Date shall be payable to the holders of such capital securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited with the property trustee to pay the Redemption Price for the capital securities called for redemption, then all rights of the holders of such capital securities will cease, except the right of the holders of such capital securities to receive the applicable Redemption Price, but without interest on such Redemption Price, and such capital securities will cease to be outstanding. In the event that any Redemption Date is not a Business Day, then the applicable Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding day. In the event that payment of the applicable Redemption Price is improperly withheld or refused and not paid either by the Trust or by PNC pursuant to the guarantee as described under “Description of the Guarantee,” (i) Distributions on capital securities called for redemption will accumulate on the Redemption Price at the then applicable rate, from the Redemption Date originally established by the Trust to the date such applicable Redemption Price is actually paid, and (ii) the actual payment date will be the Redemption Date for purposes of calculating the applicable Redemption Price.

Subject to applicable law (including, without limitation, United States federal securities law and the regulations of the Federal Reserve) PNC or any subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

Additionally, each of the following events constitutes an event of default under the declaration with respect to the capital securities (whatever the reason for such event of default and whether it is voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of thirty (30) days; or (ii) default by the Trust in the payment of any Redemption Price of any trust security when it becomes due and payable; or (iii) default in the performance, or breach, in any material respect, of any covenant or warranty of the issuer trustees in the declaration (other than a covenant or warranty or a default in the performance of which or the breach of which is dealt with in clause (i) or (ii) above), and continuation of such default or breach for a period of sixty (60) days after there has been given, by registered or certified mail, to the issuer trustees and PNC by the holders of at least 25% in the aggregate liquidation amount of the outstanding capital securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the declaration or (iv) the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within ninety (90) days thereof.

Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the Redemption Date to each holder of trust securities at its registered address. Unless PNC defaults in payment of the applicable prepayment price on, or in- the repayment of, the debentures, on and after the Redemption Date Distributions will cease to accrue on the trust securities called for redemption.

Subordination of Common Securities

Payment of distributions on, and the Redemption Price of, the capital securities and the common securities, as applicable, shall be made pro rata based on the liquidation amount of the capital securities and common securities; provided however, that if on any Distribution Date or Redemption Date a Debenture Event of Default (as defined under “Description of Junior Subordinated Debentures—Debenture Events of Default”) shall have occurred and be continuing, no payment of any distribution on, or applicable Redemption Price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding capital securities for all distribution periods terminating on or prior thereto or, in the case of capital securities called for redemption on a Redemption Date on or prior thereto, the full amount of the Redemption Price therefor, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or Redemption Price of, the capital securities then due and payable. The existence of a Debenture Event of Default does not entitle the holders of the capital securities to accelerate the maturity thereof.

In the case of any event of default, PNC as holder of the common securities will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the capital securities and not on behalf of PNC as holder of the common securities, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

The occurrence of a Debenture Event of Default (see “Description of Junior Subordinated Debentures—Debenture Events of Default”) constitutes an “Event of Default” under the declaration.

Within ten Business Days after the occurrence of any Event of Default actually known to the property trustee, the property trustee shall transmit notice of such Event of Default to the holders of the capital securities, the administrative trustees and PNC, as sponsor, unless such Event of Default shall have been cured or waived. PNC, as sponsor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration.

If a Debenture Event of Default has occurred and is continuing, the capital securities shall have a preference over the common securities as described under “Liquidation of the Trust and Distribution of Junior Subordinated Debentures” and “Subordination of Common Securities” above.

Removal of Issuer Trustees

Unless a Debenture Event of Default shall have occurred and be continuing, any issuer trustee may be removed at any time by the holder of the common securities. If a Debenture Event of Default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in PNC as the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor issuer trustee shall be effective until the acceptance of appointment by the successor issuer trustee in accordance with the provisions of the declaration.

Merger or Consolidation of Issuer Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration, provided such person shall be otherwise qualified and eligible.

Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust

The Trust may not merge or convert with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below. The Trust may, at the request of PNC, as sponsor, with the consent of a majority of the administrative trustees (or if there are only two, any administrative trustee) but without the consent of the holders of the trust securities, the Delaware trustee or the property trustee, merge or convert with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the trust securities or (b) substitutes for the trust securities other securities having substantially the same terms as the trust securities (the “Successor Securities”) so long as the Successor Securities rank the same as the capital securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) PNC expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed or quoted, if any, (iv) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect (other than any dilution of such holders’ interests in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, PNC has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect (other than any dilution of such holders’ interests in the new entity), and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, and (viii) PNC or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee, the debentures, the indenture and the declaration Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge or convert with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge or convert with or into, or replace it if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes. In addition, the property trustee will be required pursuant to the indenture to exchange, as a part of the exchange offer, the original debentures for the exchange debentures, which will have terms identical to the original debentures except for the transfer restrictions under the Securities Act and the provision for an increase in the interest rate thereon under certain circumstances. See “Exchange Offer, Registration Rights.”

Voting Rights; Amendment of the Declaration

Except as provided below and under “Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust” above and “Description of the Guarantee—Amendments and Assignment” and as otherwise required by law and the declaration, the holders of the capital securities will have no voting rights.

The declaration may be amended from time to time by PNC, the property trustee and the administrative trustees, without the consent of the holders of the trust securities (i) to cure any ambiguity, correct or supplement any provisions in the declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the declaration, which shall not be inconsistent with the other provisions of the declaration, (ii) to modify, eliminate or add to any provisions of the declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act, or (iii) to modify, eliminate or add to any provision of the declaration to such extent as shall by necessary to enable the Trust and PNC to conduct an exchange offer in the manner contemplated by the registration rights agreement; provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of the trust securities. Any amendments of the declaration pursuant to the foregoing shall become effective when notice thereof is given to the holders of the trust securities. The declaration may be amended by the issuer trustees and PNC (i) with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities, and (ii) upon receipt by the issuer trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect the Trust’s status as a grantor trust for United States federal income tax purposes or the Trust’s exemption from status as an investment company under the Investment Company Act, provided that, without the consent of each holder of trust securities, the declaration may not be amended to (i) change the amount or timing of any distribution or other payment on the trust securities or otherwise adversely affect the amount of any distribution or other payment required to be made in respect of the trust securities as of a specified date or (ii) restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as any debentures are held by the property trustee, the issuer trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or executing any trust or power conferred on the trustee with respect to the debentures, (ii) waive certain past defaults under the indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the debentures or (iv) consent to any amendment, modification or termination of the indenture or the debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding capital securities; provided, however, that where a consent under the indenture would require the consent of each holder of debentures affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the capital securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of such holders. The property trustee shall notify each holder of capital securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of such holders of the capital securities, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

Any required approval of holders of capital securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of capital securities in the manner set forth in the declaration.

No vote or consent of the holders of capital securities will be required for the Trust to redeem and cancel the capital securities in accordance with the declaration.

Notwithstanding that holders of the capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by PNC or any affiliate of PNC shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Form of Capital Securities

The capital securities will be represented by certificates registered in the name of the holder or holders thereof.

Payment and Paying Agency

Payments in respect of the capital securities shall be made to the purchaser on the applicable Distribution Dates by check mailed to the address of the purchaser, or if the purchaser and the Paying Agent so agree, by wire transfer. PNC may appoint a paying agent, which may initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and PNC. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days’ written notice to the property trustee and PNC. In the event that the property trustee shall no longer be the Paying Agent, the administrative shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and PNC) to act as Paying Agent.

Registrar and Transfer Agent

The property trustee will act as registrar and transfer agent for the capital securities.

Registration of transfers of the capital securities will be effected without charge by or on behalf of the Trust but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of any capital securities (i) during the period starting 15 days before the mailing of a notice of redemption and ending on the date of such mailing and (ii) after they have been called for redemption.

Information Concerning the Property Trustee

The property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration or is unsure of the application of any provision of the declaration, and the matter is not one on which holders of the capital securities or the common securities are entitled under the declaration to vote, then the property trustee shall take such action as is directed by PNC and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Debentures will be treated as indebtedness of PNC for United States federal income tax purposes. In this connection, PNC and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the declaration, that PNC and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust securities.

Holders of the trust securities have no preemptive or similar rights.

The Trust may not borrow money; issue debt, execute mortgages or pledge any of its assets.

Governing Law

The declaration is governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The original debentures were and the exchange debentures will be issued under an indenture between PNC and The Bank of New York, as trustee. The indenture has been qualified under the Trust Indenture Act. Unless otherwise indicated, the following description applies to both the exchange and the original debentures. The following description of the material terms and provisions of the debentures and the indenture does not purport to be complete and, where reference is made to particular provisions of the indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the indenture and the Trust Indenture Act.

General

Concurrently with the issuance of the capital securities, the Trust invested the proceeds thereof, together with the consideration paid by Yardville, PNC’s predecessor, for the common securities, in debentures issued by Yardville, now having PNC as successor obligor. Promptly after this Registration Statement has become effective, PNC will offer the exchange debentures for surrender of the original debentures, which the property trustee will exchange as required by the indenture. The exchange debentures will bear interest at the annual rate of 9.50% of the principal amount thereof, payable semi-annually in arrears on December 1 and June 1 of each year (each, an “Interest Payment Date”), commencing June 1, 2008, to the person in whose name each debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the month preceding the month in which the relevant payment date falls. Interest on the exchange debentures will accumulate from December 1, 2007 and no interest from December 1, 2007 will be paid on the original debentures. If the exchange offer is consummated after May 15, 2008, interest will be paid on the original debentures accumulated from December 1, 2007 to but excluding June 1, 2008 and interest will be paid on the exchange debentures from June 1, 2008. It is anticipated that, until the liquidation, if any, of the Trust, each debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the number of days elapsed in such month. In the event that any date on which interest is payable on the debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9.50% thereof, compounded semi-annually. The term “interest”, as used herein, shall include semi-annual interest payments, interest on semi-annual interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

The debentures will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The debentures will mature on June 22, 2030, which we refer to in this prospectus as the stated maturity date.

The debentures will rank pari passu with all other debentures to be issued by PNC pursuant to an indenture with substantially similar subordinated debentures (“Other Debentures”) and will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner set forth in the indenture to all Senior Indebtedness of PNC. See “—Subordination” below. PNC Financial Services Group, Inc. is a non-operating holding company and almost all of the operating assets of PNC and its consolidated subsidiaries are owned by such subsidiaries. PNC relies primarily on dividends from such subsidiaries to meet its obligations. PNC Financial Services Group, Inc. is a legal entity separate and distinct from its banking and non banking affiliates. The principal sources of PNC’s income are dividends, interest and fees from its banking and non-banking affiliates. The PNC Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, PNC and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to PNC by the subsidiary banks is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. Because PNC Financial Services Group, Inc. is a holding company, the right of PNC to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent PNC may itself be recognized as a creditor of that subsidiary. Accordingly, the debentures will be effectively subordinated to all existing and future liabilities of PNC’s subsidiaries, and holders of debentures should look only to the assets of PNC for payments on the debentures. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Indebtedness. See “—Subordination” below.

Form of Debentures

If the debentures are distributed to the holders of the trust securities, the debentures may be represented by certificates registered in the name of the holder or holders thereof.

Payment and Paying Agents

Payment of principal of and premium, if any, and any interest on debentures will be made at the office of the trustee in The City of New York or at the office of such Paying Agent or Paying Agents as PNC may designate from time to time, except that at the option of PNC payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for debentures or (ii) by transfer to an account maintained by the Person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any debenture will be made to the Person in whose name such debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. PNC may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however PNC will at all times be required to maintain a Paying Agent in each place of payment for the debentures.

Any moneys deposited with the trustee or any Paying Agent, or then held by PNC in trust, for the payment of the principal of and premium, if any, or interest on any debenture and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the written request of PNC, be repaid to PNC and the holder of such debenture shall thereafter look, as a general unsecured creditor, only to PNC for payment thereof.

Option to Extend Interest Payment Date

So long as no Debenture Event of Default has occurred and is continuing, PNC will have the right under the indenture at any time during the term of the debentures to defer the payment of interest at any time or from time to time for a period not exceeding ten consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity date. At the end of an Extension Period, PNC must pay all interest then accrued and unpaid (together with interest thereon accrued at the annual rate of 9.50%, compounded semi-annually, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and, if the debentures have been distributed to holders of the trust securities, holders of debentures (or holders of the trust securities while trust securities are outstanding) will be required to accrue interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income. See “Certain Federal Income Tax Considerations—Interest Income and Original Issue Discount.”

During any such Extension Period, PNC may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the PNC’s capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of PNC (including any Other Debentures) that rank pari passu with or junior in right of payment to the debentures or (iii) make any guarantee payments with respect to any guarantee by PNC of any securities of any subsidiary of PNC (including Other Guarantees (as defined under “Description of the Capital Securities Guarantee—Status of the Capital Securities Guarantee; Subordination”) if such guarantee ranks pari passu with or junior in right of payment to the debentures (other than (a) dividends or distributions in shares of or options, warrants or rights to subscribe for or purchase shares of, common stock of PNC, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following, a reclassification of PNC’s capital stock or the exchange or conversion of one class or series of PNC’s capital stock for another class or series of PNC’s capital stock, (e) the purchase-of fractional interests in shares of PNC’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) repurchases, redemptions or other acquisitions of common stock related to the issuance of common stock or rights under any of PNC’s employment contracts, benefit plans or other similar arrangements with or for the benefit of its directors, officers or employees or any of PNC’s dividend reinvestment plans).

Prior to the termination of any such Extension Period, PNC may further extend such Extension Period, provided that such extension does not cause such Extension Period to exceed ten consecutive semi-annual periods or to extend beyond the stated maturity date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, PNC may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. PNC must give the property trustee, the administrative trustees and the trustee notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (i) the date the distributions on the trust securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or to holders of capital securities of the record date or the date such distributions are payable, but in any event not less than five Business Days prior to such record date. The trustee shall give notice of PNC’s election to begin or extend a new Extension Period to the holders of the capital securities. There is no limitation on the number of times that PNC may elect to begin an Extension Period.

Optional Prepayment

The debentures will be prepayable, in whole or in part, at the option of PNC, on or after June 23, 2010 the (“Initial Optional Prepayment Date”), subject to PNC having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, at a prepayment price (the “Optional Prepayment Price”) equal to the percentage of the outstanding principal amount of the debentures specified below, plus, in each case, accrued interest thereon to the date of prepayment if redeemed during the 12-month period beginning June 23, of the years indicated below:

Year	Percentage
2010	104.75
2011	104.275
2012	103.80
2013	103.325
2014	102.85
2015	102.375
2016	101.90
2017	101.425
2018	100.95
2019	100.475
2020 and thereafter	100

Special Event Prepayment

If a Special Event shall occur and be continuing, PNC may, at any time prior to the Initial Optional Prepayment Date, within 90 days after the occurrence of the Special Event, at its option and subject to receipt of prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, prepay the debentures in whole (but not in part), at a prepayment price (the “Special Event Prepayment Price”) equal to the greater of (i) 100% of the principal amount of such debentures or (ii) the sum, as determined by a Quotation Agent, of the present values of the principal amount and premium payable as part of the Optional Prepayment Price with respect to an optional redemption of such debentures on the Initial Optional Prepayment Date, together with scheduled payments of interest from the prepayment date to the Initial Optional Prepayment Date, in each case discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in either case, accrued and unpaid interest thereon to the date of prepayment.

A “Special Event” means a Tax Event, Investment Company Event or a Regulatory Capital Event, as the case may be.

A “Tax Event” means the receipt by PNC and the Trust of an opinion of a nationally recognized tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the debentures, (ii) interest payable by the Corporation on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. Adverse developments relating to the deductibility of interest could give rise to a Tax Event.

A “Investment Company Event” means the receipt by the Trust of an Opinion of Counsel, rendered by a law firm experienced in such matters, do the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”), the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the capital securities under the declaration.

A “Regulatory Capital Event” means that PNC shall have received an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any rules, guidelines or policies of the Federal Reserve or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the Issue Date, the capital securities do not constitute, or within 90 days of the date of such opinion, will not constitute, Tier 1 Capital (or its then equivalent); provided, however, that a Regulatory Capital Event shall not occur by reason of the use of the proceeds of the debentures by PNC contemplated herein.

“Adjusted Treasury Rate” means, with respect to any prepayment date, the rate per annum equal to (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity date corresponding to the Initial Optional Prepayment Date (if no maturity date is within three months before or after the Initial Optional Prepayment Date, yields for the two published maturities most closely corresponding to the Initial Optional Prepayment Date shall be interpolated and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date plus, in either case 1.00%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity date corresponding to the Initial Optional Prepayment Date that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities. with a maturity date corresponding to the Initial Optional Prepayment Date. If no United States Treasury security has a maturity date which is within three months before or after the Initial Optional Prepayment Date, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the calculation of the Adjusted Treasury Rate pursuant to clause (ii) of the definition thereof shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month.

“Quotation Agent” means the Reference Treasury Dealer appointed by PNC. “Reference Treasury Dealer” means: any U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) selected by PNC.

“Comparable Treasury Price” means, with respect to any prepayment date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such prepayment date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of five Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date.

“Additional Sums” means such additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding capital securities and common securities shall not be reduced as a result of any additional taxes, duties or other governmental charges to which the Trust has become subject as a result of a Tax Event.

Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be prepaid at its registered address. Unless PNC defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such debentures called for prepayment.

If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, PNC will pay as additional amounts on the debentures the Additional Sums.

Certain Covenants of PNC

PNC will also covenant that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of PNC’s capital stock (which includes common and preferred stock) or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of PNC (including Other Debentures) that rank pari passu with or junior in right of payment to the debentures or (iii) make any guarantee payments with respect to any guarantee by PNC of any securities of any subsidiary of PNC (including Other Guarantees) if such guarantee ranks pari passu or junior in right of payment to the debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock PNC, (b) any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of PNC’s capital stock or the exchange or conversion of one class or series of PNC’s capital stock for another class or series of PNC’s capital stock, (e) the purchase of fractional interests in shares of PNC’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of common stock related to the issuance of common stock or rights under any of PNC’s benefit plans for its directors, officers or employees or any of PNC’s dividend reinvestment plans) if at such time (1) a Debenture Event of Default occurs, (2) there shall have occurred any event of which PNC has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default and (b) in respect of which PNC shall not have taken reasonable steps to cure, (3) PNC shall be in default with respect to its payment of any obligations under the guarantee or (4) PNC shall have given notice of its election of an Extension Period, or any extension thereof, as provided in the indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced.

PNC will also covenant (i) to maintain 100 percent ownership of the common securities; provided, however, that any permitted successor of PNC under the indenture may succeed to PNC’s ownership of the common securities, (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory trust, except in connection with the distribution of debentures to the holders of trust securities in liquidation of the Trust, the redemption of all of the trust securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the Trust, and (b) to continue not to be classified as an association taxable as a corporation or a partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the debentures.

Debenture Events of Default

The indenture provides that any one or more of the following described events with respect to the debentures constitutes a “Debenture Event of Default” (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	failure for 30 days to pay any interest on the debentures or any Other Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

(ii)	failure to pay any principal or premium, if any, on the debentures or any Other Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

(iii)	failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice to PNC from the trustee or the holders of at least 25% in aggregate outstanding principal amount of debentures; or

(iv)	certain events in bankruptcy, insolvency or reorganization of PNC.

The holders of a majority in aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the debentures may declare the principal due and payable immediately upon a Debenture Event of Default The holders of a majority in aggregate outstanding principal amount of the debentures may annul such declaration and waive the default if the default (other than the nonpayment of the principal of the debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee.

The holders of a majority in aggregate outstanding principal amount of the debentures affected thereby may, on behalf of the holders of all the debentures, waive any past default except a default in the payment of principal of or premium, if any, on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture.

The indenture requires the annual filing by PNC with the trustee of a certificate as to the absence of certain defaults under the indenture.

The indenture provides that the trustee may withhold notice of a Debenture Event of Default from the holders of the debentures (except a Debenture Event of Default in payment of principal of, or of interest or premium on, the debentures) if the trustee considers it in the interest of such holders to do so.

Enforcement of Certain Rights by Holders of Capital Securities

If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of PNC to pay interest or premium, if any, on or principal of the debentures on the due date, a holder of capital securities may directly institute a proceeding against PNC with respect to the debentures for enforcement of payment (a “Direct Action”). PNC may not amend the indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the capital securities. Notwithstanding any payments made to a holder of capital securities by PNC in connection with a Direct Action, PNC shall remain obligated to pay the principal of or premium, if any, or interest on the debentures, and PNC shall be subrogated to the rights of the holder of such capital securities with respect to payments on the capital securities to the extent of any payments made by PNC to such holder in any Direct Action.

The holders of the capital securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures. See “Description of Capital Securities—Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that PNC shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into PNC or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to PNC, unless: (i) in case PNC consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes PNC’s obligations on the debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing, and (iii) certain other conditions as prescribed in the indenture are met.

The general provisions of the indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving PNC that may adversely affect holders of the debentures.

Modification of the Indenture

From time to time PNC and the trustee may, without the consent of the holders of debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies or enabling PNC and the Trust to conduct an exchange offer as contemplated by the registration rights agreement; provided that, in any such case, such action does not materially adversely affect the interest of the holders of debentures. The indenture contains provisions permitting PNC and the trustee, with the consent of the holders of a majority in principal amount of the debentures, to modify the indenture in a manner affecting the rights of the holders of debentures; provided that no such modification may, without the consent of the holders of each outstanding debenture so affected, (i) change the stated maturity date, or reduce the principal amount of the debentures or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of debentures the holders of which are required to consent to any such modification of the indenture.

Satisfaction and Discharge

The indenture provides that when, among other things, all debentures not previously delivered to the trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity within one year, and PNC deposits or causes to be deposited with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity date, as the case may be, then the indenture will cease to be of further effect (except as to PNC’s obligations to pay all other sums due pursuant to the indenture and to provide the officers’ certificates and opinions of counsel described therein), and PNC will be deemed to have satisfied and discharged the indenture.

Subordination

In the indenture, PNC has covenanted and agreed that any debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of PNC, the holders of Senior Indebtedness will first be entitled to receive payment in full of all Allocable Amounts (as defined below) in respect of such Senior Indebtedness before the holders of debentures will be entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all Allocable Amounts in respect of such Senior Indebtedness before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

No payments on account of principal or premium, if any, or interest, if any, in respect of the debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

“Allocable Amounts,” when used with respect to any senior indebtedness, means all amounts due or to become due on such senior indebtedness less, if applicable, any amount which would have been paid to, and retained by, the holders of such’ senior indebtedness (whether as a result of the receipt of payments by the holders of such senior indebtedness from PNC or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such Senior Indebtedness pursuant to any provision of such indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Indebtedness or otherwise) but for the fact that such Senior Indebtedness is subordinate or junior in right of payment to (or subject to a requirement that amounts received on such Senior Indebtedness be paid over to obligees on) trade accounts payable or accrued liabilities arising in the ordinary course of business.

“Indebtedness” means (i) any obligation of, or any obligation guaranteed by, PNC for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments and any deferred obligation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business and (ii) all indebtedness of PNC for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred. For purposes of this definition “claim” has the meaning assigned in Section 101(5) of the Bankruptcy Code of 1978, as amended and in effect on the date of the execution of the indenture.

“Indebtedness Ranking on a Parity with the Junior Subordinated Debentures” means Indebtedness, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, which specifically by its terns ranks equally with and not prior to the debentures in the right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of PNC. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures.

“Indebtedness Ranking Junior to the Junior Subordinated Debentures” means any Indebtedness, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Panty with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of PNC. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures.

“Senior Indebtedness” means all Indebtedness, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

The PNC Financial Services Group, Inc. is a non-operating holding company and almost all of the operating assets of PNC are owned by PNC’s subsidiaries. PNC relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. PNC Financial Services Group, Inc. is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of PNC’s income are dividends, interest and fees from its banking and non-banking affiliates. The banks are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, PNC and certain other affiliates, and on investments in stock or other securities thereof. In addition, payment of dividends to PNC by the subsidiary banks is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. Accordingly, the debentures will be effectively subordinated to all existing and future liabilities of PNC’s subsidiaries. Holders of debentures should look only to the assets of PNC for payments of interest and principal and premium, if any.

The indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by PNC. PNC expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Restrictions on Transfer

The debentures will be issued and may be transferred only in blocks having an aggregate principal amount of not less than $100,000. Any such transfer of debentures in a block having an aggregate principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be holder of such debentures for any purpose, including but not limited to the receipt of payments on such debentures, and such transferee shall be deemed to have no interest whatsoever in such debentures.

Governing Law

The indenture and the debentures are and the exchange debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

Following the exchange offer and the qualification of the indenture under the Trust Indenture Act, the trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by such holder against the costs; expenses and liabilities which might be incurred thereby. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE CAPITAL SECURITIES GUARANTEE

An exchange guarantee with terms substantially identical to the original guarantee (issued by Yardville concurrently with the issuance of the original capital securities) will be executed and delivered by PNC concurrently with the issuance by the Trust of the exchange capital securities for the benefit of the holders from time to time of the capital securities. Unless otherwise indicated, the following description applies to both the exchange and original guarantees. The Bank of New York will act as indenture trustee (which we will refer to in this prospectus as the “guarantee trustee”) under the guarantee. The exchange guarantee has been qualified under the Trust Indenture Act. This following description of the material provisions of the guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions therein of certain terms, and the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities.

Terms of the Guarantee

PNC will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the capital securities, to the extent not paid by or on behalf of the Trust (the “Guarantee Payments”), will be subject to the guarantee: (i) any accumulated and unpaid distributions required to be paid on capital securities, to the extent the Trust has funds on hand legally available therefor, (ii) the redemption price with respect to any capital securities called for redemption, to the extent that the Trust has funds on hand legally available therefore (iii) upon a voluntary or involuntary dissolution and liquidation of the Trust (unless the debentures are distributed to holders of the capital securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of capital securities. PNC’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by PNC to the holders of the capital securities or by causing the Trust to pay such amounts to such holders.

The guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See “Status of the Guarantee; Subordination” below. Because PNC Financial Services Group, Inc. is a holding company, the right of PNC to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent PNC may itself be recognized as a creditor of that subsidiary. Accordingly, PNC’s obligations under the guarantee will be effectively subordinated to all existing and future liabilities of PNC’s subsidiaries, and claimants should look only to the assets of PNC for payments thereunder. See “Description of Junior Subordinated Debentures—General.” The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of PNC, including Senior Indebtedness, whether under the indenture, any other indenture that PNC may enter into in the future or otherwise.

PNC will, through the guarantee, the declaration, the debentures and the indenture, taken together, fully, irrevocably and unconditionally guarantee all of the Trust’s obligations under the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the capital securities. See “Relationship Among the Capital Securities, the Junior Subordinated Debentures and the Guarantee.”

Status of the Guarantee; Subordination

The guarantee will constitute an unsecured obligation of PNC and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the debentures.

The guarantee will rank pari passu with the debentures and with all other guarantees (if any) issued by PNC with respect to capital securities (if any) issued by Other Trusts (the “Other Guarantees”). The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against PNC to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will be held for the benefit of the holders of the capital securities. The guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the capital securities of the debentures. The guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by PNC. PNC expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

Events of Default

An event of default under the guarantee will occur upon the failure of PNC to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

Any holder of the capital securities may institute a legal proceeding directly against PNC to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

PNC, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not PNC is in compliance with all the conditions and covenants applicable to it under the guarantee.

Certain Covenants of the Corporation

In the guarantee, PNC will covenant that, so long as any capital securities remain outstanding, if there shall have occurred any event that would constitute an event of default under the guarantee or the declaration, then PNC will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of PNC’s capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of PNC (including any Other Debentures) that rank pari passu with or junior in right of payment to the debentures or (iii) make any guarantee payments with respect to any guarantee by PNC of any securities of any subsidiary of (including Other Guarantees) PNC if such guarantee ranks pari passu with or junior in right of payment to the debentures (other than (a) dividends or distributions in shares of or options, warrants or rights to subscribe for or purchase shares of, common stock of PNC, (b) any declaration of a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the guarantee, (d) as a direct result of, and only to the extent required in order to avoid the issuance of fractional shares of capital stock following a reclassification of PNC’s capital stock or the exchange or conversion of one class or series of PNC’s capital stock for another class or series of PNC capital stock, (e) the purchase of fractional interests in shares of PNC’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of common stock related to the issuance of common stock or rights under any of PNC’s benefit plans for its directors, officers or employees or any of PNC’s dividend reinvestment plans).

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect the rights of holders of PNC’s (in which case no vote will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding capital securities. The manner of obtaining any such approval will be as set forth under “Description of capital securities—Voting Rights; Amendment of the Declaration.” All guarantees and agreements contained in the guarantee agreement shall bind the successors, assigns, receivers, trustees and representatives of PNC and shall inure to the benefit of the holders of the capital securities then outstanding.

Termination

The guarantee will terminate and be of no further force and effect upon full payment of the applicable Redemption Price of the capital securities, upon full payment of the liquidation amount payable upon liquidation of the Trust or upon distribution of the debentures to the holders of the capital securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The guarantee trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

The guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

RELATIONSHIP AMONG THE CAPITAL SECURITIES,

THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities (to the extent the Trust has funds on hand legally available for the payment of such distributions) will be irrevocably guaranteed by the Corporation as and to the extent set forth under “Description of the Guarantee.” Taken together, PNC’s obligations under the debentures, the indenture, the declaration and the guarantee will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the capital securities. If and to the extent that PNC does not make the required payments on the debentures, the Trust will not have sufficient funds to make the related payments, including distributions, on the capital securities. The guarantee will not cover any such payment when the Trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of capital securities is to institute a Direct Action. The obligations of PNC under the guarantee will be subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because: (i) the aggregate principal amount or Prepayment Price of the debentures will be equal to the sum of the liquidation amount or Redemption Price, as applicable, of the capital securities and common securities; (ii) the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust securities; (iii) PNC shall pay for all and any costs, expenses and liabilities of the Trust except the Trust’s obligations to holders of trust securities under such trust securities; and (iv) the declaration will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

Enforcement of Rights of Holders of Capital Securities

A holder of any capital security may institute a legal proceeding directly against PNC to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person or entity.

A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the declaration. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the indenture will provide that no payments may be made in respect of the debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on debentures would constitute an Event of Default under the declaration.

Limited Purpose of the Trust

The capital securities will represent preferred beneficial interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the trust securities, using the proceeds from the sale of the trust securities to acquire the debentures and engaging in only those other activities necessary, advisable or incidental thereto.

Rights Upon Termination

Unless the debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the Trust, the holders of the trust securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See “Description of Capital Securities—Liquidation of the Trust and Distribution of Junior Subordinated Debentures.” Upon any voluntary or involuntary liquidation or bankruptcy of PNC, the property trustee, as holder of the debentures, would be a subordinated creditor of PNC, subordinated in right of payment to all Senior Indebtedness as set forth in the indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of PNC receive payments or distributions. Since PNC will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust’s obligations to the holders of its trust securities), the positions of a holder of capital securities and a holder of debentures relative to other creditors and to stockholders of PNC in the event of liquidation or bankruptcy of PNC are expected to be substantially the same.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following are the material U.S. federal income tax consequences of the purchase, ownership and disposition of capital securities of the Trust held as capital assets by an owner who purchases such capital securities upon initial issuance at the first price at which a substantial amount of the capital securities was sold. It does not deal with special classes of owners such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons who hold the capital securities as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction” or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons who have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of an owner of capital securities. Further, it does not include any description of any federal alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the capital securities. This summary is based on the Code, Treasury regulations thereunder and the administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. An opinion of tax counsel is not binding on the Internal Revenue Service or the courts. No rulings have been or are expected to be sought from the IRS with respect to any of the transactions described herein and no assurance can be given that the IRS will not take contrary positions. Moreover, no assurance can be given that any of the opinions expressed herein will not be challenged by the IRS and, if challenged, that such a challenge would not be successful.

Classification of the Debentures as Indebtedness

In connection with the issuance of the debentures, tax counsel rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the debentures will be classified for U.S. federal income tax purposes as indebtedness. PNC, the Trust and the owners of the capital securities (by acceptance of a beneficial interest in a capital security) will agree to treat the debentures as indebtedness for all U.S. federal income tax purposes.

Classification of the Trust as a Grantor Trust

In connection with the issuance of the capital securities, tax counsel rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the declaration and the indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for U.S. federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, each owner of capital securities generally will be considered the owner of an undivided interest in the debentures, and each owner will be required to include in its gross income any interest (or OID) accrued with respect to its allocable share of those debentures.

Interest Income and Original Issue Discount

All of the capital securities were first sold at a discount to the aggregate liquidation amount and, consequently, the debentures were sold by Yardville, predecessor to PNC, to the Trust for an amount that is less than the amount payable upon the maturity of the debentures. However, the difference between the first price at which all of the capital securities (and consequently the debentures) were sold and the amount payable upon the maturity of the debentures is de minimis under the Code (the amount of such difference referred to as “de minimis OID”) and thus, the amount of OID is considered to be zero. For this reason, neither the debentures nor the capital securities will be considered to be issued with OID. The de minimis OID is required to be included in income in proportion to principal payments made and is generally treated as capital gain.

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID or constitutes a contingent payment obligation. We believe that the likelihood of its exercising its option to defer payments of interest is “remote” because exercising that option would prevent PNC from declaring dividends on any class of its equity securities. Accordingly, we intend to take the position, based on the advice of tax counsel, that the debentures will not be considered to be issued with OID (and does not constitute a contingent payment obligation) and, accordingly, stated interest on the debentures generally will be taxable to an owner as ordinary income at the time it is paid or accrued in accordance with such owner’s method of tax accounting.

Under the Regulations, if we exercise our option to defer payments of interest, the debentures will at that time be treated as issued with OID, and all stated interest on the debentures will thereafter be treated as OID as long as the debentures remain outstanding. In that event, all of an owner’s taxable interest income with respect to the debentures will thereafter be accounted for on an economic accrual basis regardless of the owner’s method of tax accounting, and actual distributions of stated interest will not be reported as taxable income. Consequently, a holder of capital securities would be required to include in gross income OID even though we would not make actual cash payments during an Extension Period. Moreover, under the Regulations, if the option to defer the payment of interest were determined not to be “remote,” the debentures would be treated as having been originally issued with OID. In such event, all of an owner’s taxable interest income with respect to the debentures would be accounted for on an economic accrual basis regardless of the owner’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. If our option to extend any payment on the debentures were further considered an unconditional option within the meaning of the Regulations, OID would also accrue over the term of the debentures on a constant yield basis. We believe that its option to extend the interest payment period on the debentures is not an unconditional option within the meaning of the Regulations.

The Regulations concerning “remote” contingencies and unconditional options have not yet been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to tax counsel’s interpretation.

Because income on the capital securities will constitute interest or OID, corporate owners of the capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

Market Discount

If the capital securities are treated for U.S. federal income tax purposes as representing an undivided interest in the debentures and a purchaser of a capital security acquires a capital security for less than its issue price (or a capital security’s “revised issue price,” if the capital securities are treated as being issued with OID), the capital security will be treated as acquired with “market discount.” However, market discount with respect to a capital security will be considered to be zero if it is de minimis. Market discount will be de minimis with respect to a capital security if it is less than the product of (1) 0.25% of the purchaser’s pro rata share of the “stated redemption price at maturity” of the debentures multiplied by (2) the number of complete years of maturity of such debentures after the date of purchase. If the debentures are treated as being sold with OID, the application of the market discount rules to the capital securities upon the sale of a capital security is unclear to the extent we make periodic cash payments of interest. You should consult with your own tax advisors with respect to whether market discount will be created upon the sale or other disposition of a capital security.

The purchaser of capital securities with more than a de minimis amount of market discount generally will be required to treat any gain on the sale, exchange, redemption, repayment or other disposition of all or part of the capital securities as ordinary income to the extent of accrued (but not previously taxed) market discount. Market discount generally will accrue ratably during the period from the date of purchase of such capital securities to the maturity date of the capital securities, unless the holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

A holder who has acquired a capital security at a market discount generally will be required to defer any deductions of interest expense attributable to any indebtedness incurred or continued to purchase or carry the capital security to the extent such interest expense exceeds the related interest income. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of all or a portion of a capital security, including redemptions, a holder may make an election to include market discount in income as it accrues on all market discount instruments acquired by the holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply. Any election of this nature may not be revoked without the IRS’s consent.

Receipt of Debentures or Cash Upon Liquidation of the Trust

We have the right under certain circumstances to liquidate the Trust and cause the debentures to be distributed to the holders of the trust securities. Under current law, a distribution of debentures, for U.S. federal income tax purposes, will generally be treated as a nontaxable event to each owner of trust securities, and each such owner will have an aggregate tax basis in the debentures equal to such owner’s aggregate tax basis in its capital securities immediately prior to the distribution. An owner’s holding period in the debentures so received in liquidation of the Trust will include the period during which the capital securities were owned by such owner. If, however, the Trust were characterized for U.S. federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the debentures would constitute a taxable event to both the Trust and the owners of capital securities and an owner’s holding period in debentures would begin on the date such debentures were received.

Under certain circumstances described herein (see “Description of Capital Securities”), the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their capital securities. Under current law, such a redemption would, for U.S. federal income tax purposes, constitute a taxable disposition of the redeemed capital securities, and an owner of capital securities would recognize gain or loss as if it sold such redeemed capital securities for cash. See “—Sales of Capital Securities” below.

Sales of Capital Securities

An owner who sells capital securities (including a redemption of the capital securities either on the stated maturity date or upon a redemption by PNC) will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of such capital securities (other than with respect to accrued and unpaid interest which has not yet been included in income, which will be treated as ordinary income). An owner’s adjusted tax basis in the capital securities generally will be its initial purchase price increased by OID (if any) previously includable in such owner’s gross income to the date of disposition and decreased by payments (if any) received on the capital securities in respect of OID. Gain or loss on a sale of capital securities generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the capital securities have been held for more than one year.

If interest payments on the debentures are deferred, the capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. An owner who uses the accrual method of accounting for tax purposes (and a cash method owner, because the debentures will be treated as issued with OID upon the deferral of interest) who disposes of the owner’s capital securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income (i.e., interest or OID, as the case may be), and to add such amount to such owner’s adjusted tax basis in such owner’s pro rata share of the underlying debentures deemed disposed of. To the extent the selling price is less than the owner’s adjusted tax basis (which will include all accrued but unpaid interest), an owner will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any corporation, individual, partnership, estate or trust that is not a U.S. Holder for U.S. federal income tax purposes. A “U.S. Holder” is a citizen or individual resident (or is treated as a citizen or individual resident) of the United States for federal income tax purposes, a corporation or partnership created or organized (or treated as created or organized for federal income tax purposes) in or under the laws of the U.S. or any State thereof (including the District of Columbia), an estate the income of which is subject to U.S. federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the Trust.

In general, the United States imposes a tax of 30 percent on payments of interest from U.S. sources to Non-U.S. Holders. Under present U.S. federal income tax laws: (i) payments by the Trust or any of its paying agents to any Non-U.S. Holder of a capital security will not be subject to U.S. federal withholding tax; provided that, (a) the beneficial owner of the capital security does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, (b) the beneficial owner of the capital security is not a bank, a controlled foreign corporation that is related to us through stock ownership or a partner of ours, and (c) either (A) the beneficial owner of the capital security certifies to the Trust or its agent on an IRS Form W-8 (or a substantially similar form), under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address as well as a certification that the Non-U.S. Holder meets the above requirements or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds the capital security in such capacity, certifies to the Trust or its agent, under penalties of perjury, that such certifications have been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof, and (ii) a Non-U.S. Holder of a capital security will generally not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a capital security.

A Non-U.S. Holder who owns capital securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the debentures.

Effect of Possible Changes in Tax Laws

Congress and various Presidential administrations have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations depending on their terms. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be introduced which, if enacted after the date hereof, may adversely affect the U.S. federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a tax-related Special Event Redemption will not occur.

Information Reporting to Holders

Generally, income on the capital securities will be reported to holders on Forms 1099, which forms should be mailed to holders of capital securities by January following each calendar year.

Backup Withholding

Payments made on, and proceeds from the sale of, the capital securities may be subject to a “backup” withholding tax of 28 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder’s United States federal income tax, provided the necessary information is provided to the IRS.

Exchange of Capital Securities and Debentures

The exchange of the original capital securities for the exchange capital securities, and the exchange of the original debentures for the exchange debentures, should not be taxable events. Because the Trust should constitute a grantor trust for federal income tax purposes, each owner of capital securities should, in substance, be treated as owning an undivided interest in the assets of the Trust. The exchange of the original capital securities for the exchange capital securities will not change that ownership interest. Moreover, the exchange of the debentures should not constitute a taxable exchange, because the exchange debentures will not differ materially in kind or extent from the original debentures and, even if they did differ, the exchange should qualify as a recapitalization. Accordingly, an owner of capital securities should not recognize any gain or loss on the exchanges, the issue price of the exchange debentures should be the same as the issue price of the original debentures, and each owner’s adjusted tax basis and holding period for the exchange capital securities should be the same as for the original capital securities immediately before the exchange.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

ERISA CONSIDERATIONS

PNC, the obligor with respect to the debentures held by the Trust, and its affiliates and the property trustee may be considered a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to many employee benefit plans (“Plans”) that are subject to ERISA. Any person proposing to acquire capital securities with assets of any plan should consult with its counsel. The purchase and/or holding of capital securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA and/or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement arrangements and other plans described in Section 4975(e)(1) of the Code) and with respect to which we, the property trustee or any affiliate is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such capital securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for transactions involving certain insurance company general accounts) or PTCE 96-23 (an exception for certain transactions determined by an in-house asset manager). In addition, a Plan fiduciary should be aware that the assets of the Trust may be considered “plan assets” for ERISA purposes. In such event, service providers with respect to the assets of the Trust may become parties in interest or disqualified persons with respect to investing Plans, and any discretionary authority exercised with respect to the debentures by such persons could be deemed to constitute a prohibited transaction under ERISA or the Code. In order to avoid such prohibited transactions, each investing Plan, by purchasing the capital securities, was deemed to have represented and warranted that its purchase and holding of the capital securities is not prohibited by either Section 406 of ERISA or Section 4975 of the Code or is exempt from any such prohibition and to have directed the Trust to invest in the debentures and to have appointed the property trustee.

A Plan fiduciary should consider whether the purchase or holding of capital securities could result in a delegation of fiduciary authority to the property trustee, and, if so, whether such a delegation of authority is permissible under the Plan’s governing instrument or any investment management agreement with the Plan. In making such determination, a Plan fiduciary should note that the property trustee is a U.S. bank qualified to be an investment manager (within the meaning of Section 3(38) of ERISA) to which such a delegation of authority generally would be permissible under ERISA, provided the property trustee acknowledges in writing that it is a fiduciary with respect to the Plan. Further, prior to an Event of Default with respect to the debentures, the property trustee will have only limited custodial and ministerial authority with respect to Trust assets.

Neither the Trust, PNC, the property trustee or any other person makes any representation that the capital securities meet all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such securities are otherwise appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from to time, in connection with resales of exchange notes received in exchange for original notes if the broker-dealer acquired the original notes as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in the letter of transmittal for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or other persons. Broker-dealers may from time to time sell exchange notes received for their own accounts in the exchange offer in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities under the Securities Act.

By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us in writing before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished to the broker-dealer copies of any amendment or supplement to the prospectus. We have agreed in the registration rights agreement that for a period of 90 days after the effective date of the registration statement of which this prospectus is a part we will make this prospectus, as amended or supplemented, available to any broker-dealer who requests it in writing for use in connection with any such resale.

LEGAL MATTERS

The validity of the exchange debentures and the exchange guarantee issued by PNC in connection with the exchange offer is being passed upon for us by Reed Smith LLP, Pittsburgh, Pennsylvania. The validity of the exchange capital securities issued by the Trust in connection with the exchange offer will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for the Trust.

EXPERTS

The consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006 and December 31, 2005 of PNC incorporated in this prospectus by reference from PNC’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to the restatement of the consolidated statements of cash flows, PNC’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and PNC’s use of the equity method of accounting to recognize its investment in BlackRock, Inc.) and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct unlawful. In the case of an action by or in the right of the corporation, such indemnification excludes judgments, fines, and amounts paid in settlement with respect to such action, and no indemnification shall be made for expenses in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

(2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of the by-laws of the Company provides that the directors or officers of the Company shall be indemnified as of right to the fullest extent now or hereafter not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Company or otherwise) arising out of their service to the Company or to another enterprise at the request of the Company.

PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was as director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the by-laws of the Company provides that the Company may purchase and maintain insurance to protect itself and any director or officer entitled to indemnification under Article IV against any liability asserted against such person and incurred by such person in respect of the service of such person to the Company whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the foregoing by-law indemnification provisions. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing by-law indemnification provision.

As permitted by PBCL Section 1713, the Articles and by-laws of the Company provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B—“Fiduciary Duty” of Chapter 17 of Subpart B—“Business Corporations” of the Pennsylvania Associations Code or unless such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to Federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by Federal law, including Federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill, and diligence, as a person of ordinary prudence would use under similar circumstances.

The Company has Indemnification Agreements with all executive officers and directors (collectively, the “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Bylaws of the Company (regardless of, among other things, any amendment to or revocation of the Bylaws or any change in the composition of the Company’s Board of Directors or an acquisition transaction relating to the Company), advanced expenses to the fullest extent of the law and as set forth in the Indemnification Agreements, and, to the extent insurance is maintained, for the continued coverage of the Indemnitees under the Company’s Director & Officer insurance policies. The Indemnification Agreements, among other things and subject to certain limitations, indemnify and hold harmless the Indemnitees against any and all reasonable expenses and any all liability and loss incurred or paid by the Indemnitees in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of PNC or otherwise, in which the Indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the Indemnitees are or were directors or officers of PNC or were serving at the request of PNC.

Item 21.	Exhibits and Financial Statement Schedules

(a) A list of exhibits filed with this registration statement on Form S-4 is set forth on the Index to Exhibits and is incorporated in this Item 21 by reference.

All other schedules are not applicable and have therefore been omitted.

Item 22.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent to more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents field subsequent to the effective date of the registration statement through the date of responding to this request.

(c) The undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The PNC Financial Services Group, Inc. has duly caused this pre-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania, on April 4, 2008.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ JAMES E. ROHR
Name:	James E. Rohr
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this pre-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on April 4, 2008.

Signature	Title

/s/ JAMES E. ROHR James E. Rohr	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ RICHARD J. JOHNSON Richard J. Johnson	Chief Financial Officer (Principal Financial Officer)

/s/ SAMUEL R. PATTERSON Samuel R. Patterson	Controller (Principal Accounting Officer)

* Richard O. Berndt	Director

* Charles E. Bunch	Director

* Paul W. Chellgren	Director

* Robert N. Clay	Director

* George A. Davidson, Jr.	Director

* Kay Coles James	Director

* Richard B. Kelson	Director

* Bruce C. Lindsay	Director

Anthony A. Massaro	Director

Signature	Title

* Donald J. Shepard	Director

* Lorene K. Steffes	Director

Dennis F. Strigl	Director

* Stephen G. Thieke	Director

* Thomas J. Usher	Director

* George H. Walls, Jr.	Director

Helge H. Wehmeier	Director

*By:	/s/ GEORGE P. LONG, III
George P. Long, III Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Method of Filing
3.1	Articles of Incorporation of the Corporation, as amended and restated effective as of February 14, 2008	Incorporated herein by reference to Exhibit 3.1 of the Corporation’s Current Report on Form 8-K filed on February 19, 2008.

3.2	By-Laws of the Corporation, as amended and restated effective as of December 14, 2005	Incorporated herein by reference to Exhibit 3.5 of the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

4.1	Indenture dated June 23, 2000, with The Bank of New York, as Trustee	Previously filed.

4.2	Form of Exchange Debenture	Previously filed.

4.3	Certificate of Trust of Yardville Capital Trust II	Previously filed.

4.4	Declaration of Trust of Yardville Capital Trust II, dated May 25, 2000	Previously filed.

4.5	Amended and Restated Declaration of Trust of Yardville Capital Trust II, dated June 23, 2000	Previously filed.

4.6	Form of Common Security	Previously filed.

4.7	Form of Exchange Capital Security	Previously filed.

4.8	Form of Exchange Capital Securities Guarantee	Previously filed.

4.9	Registration Right Agreement, dated June 23, 2000	Previously filed.

5.1	Opinion of Reed Smith LLP	Previously filed.

5.2	Opinion of Richards, Layton & Finger, P.A.	Previously filed.

12.1	Computation of Ratio of Earnings to Fixed Charges	Incorporated herein by reference to Exhibit 12.1 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

12.2	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Incorporated herein by reference to Exhibit 12.2 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)	Previously filed in Exhibit 5.1.

23.2	Consent of Delaware Counsel (included in Exhibit 5.2)	Previously filed in Exhibit 5.2.

23.3	Consent of Deloitte & Touche LLP, former Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.	Filed herewith.

23.4	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of The PNC Financial Services Group, Inc.	Filed herewith.

23.5	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of BlackRock, Inc.	Filed herewith.

Exhibit Number	Exhibit Description	Method of Filing
24	Powers of Attorney	Previously filed.

25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the indenture	Previously filed.

25.2	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the guarantee	Previously filed.

25.3	Form T-1 Statement of Eligibility of The Bank of New York to act as property trustee under the declaration	Previously filed

99.1	Form of Letter of Transmittal	Previously filed.